    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      HEALTH CARE PROPERTY INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                    MARYLAND                                        33-0091377
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                        4675 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 221-0600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                KENNETH B. ROATH
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        4765 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 221-0600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                             PAMELA B. KELLY, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this From are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                        AMOUNT TO BE      AGGREGATE PRICE PER  AGGREGATE OFFERING        AMOUNT OF
 TITLE OF SHARES TO BE REGISTERED        REGISTERED            SHARE(1)             PRICE(2)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share and related rights.........        593,247             $25.78125         $15,294,649.22          $4,037.79
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low prices of the shares of common stock reported on the New York Stock Exchange on January 21, 2000, pursuant to Rule 457(c) of the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
                            ------------------------

    THIS REGISTRATION STATEMENT RELATES TO THE POSSIBLE ISSUANCE OF 593,247 SHARES OF COMMON STOCK OF HEALTH CARE PROPERTY INVESTORS, INC. TO THE HOLDERS OF UNITS REPRESENTING NON-MANAGING MEMBER INTERESTS IN HCPI/UTAH, LLC AND THEIR POSSIBLE RESALE OF THE SHARES OF COMMON STOCK BY THE SELLING HOLDERS NAMED IN THE REGISTRATION STATEMENT.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 2000
                           -------------------------

PROSPECTUS

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                 593,247 SHARES

                                  COMMON STOCK

                           -------------------------

     This prospectus relates to the possible issuance of up to 593,247 shares of common stock, par value $1.00 per share, of Health Care Property Investors, Inc., a Maryland corporation, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders.

     We will not receive any proceeds from the issuance of the shares of our common stock to the selling holders except that we will acquire membership units of HCPI/Utah, LLC currently held by the selling holders tendered in exchange for shares of our common stock.

     Our shares of common stock are traded on the New York Stock Exchange under the symbol "HCP." On January 21, 2000, the last reported sales price of our common stock on the New York Stock Exchange was $26 per share.

                           -------------------------

     YOU SHOULD CONSIDER THE RISKS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE YOU INVEST IN OUR COMMON STOCK.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this prospectus is January   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    1
Where You Can Find More Information.........................    5
Cautionary Statement Concerning Forward-Looking
  Statements................................................    7
The Company.................................................    9
Use of Proceeds.............................................   10
Description of Capital Stock................................   10
Relationship of the Parties.................................   23
Operating Agreement.........................................   25
Comparison of HCPI/Utah, LLC and HCPI.......................   34
Provisions of Maryland Law and HCPI's Charter and Bylaws....   41
Material Federal Income Tax Consequences....................   48
Selling Holders.............................................   63
Plan of Distribution........................................   65
Legal Matters...............................................   66
Experts.....................................................   66

     All references in this prospectus to "HCPI" "we," "us" or "our" mean Health Care Property Investors, Inc., its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc. except where is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

                                  RISK FACTORS

     Below are the risks that we believe are material to investors who purchase or own our common stock. In addition to other information contained or incorporated by reference in this prospectus, you should carefully consider the following factors before acquiring the common stock offered by this prospectus.

HCPI MAY NOT REALIZE THE EXPECTED BENEFITS FROM ITS MERGER WITH AMERICAN HEALTH PROPERTIES, SUCH AS COST SAVINGS, OPERATING EFFICIENCIES AND OTHER SYNERGIES DUE TO INCREASED DEMANDS ON ITS MANAGEMENT'S RESOURCES

     On November 4, 1999, American Health Properties, Inc. merged with and into HCPI with HCPI being the surviving company. HCPI entered into the merger with the expectation that the merger will result in a number of benefits to the combined company, including cost savings, operating efficiencies and other synergies. HCPI did not retain any of AHP's senior executive officers following the merger. Many management duties within HCPI are presently the responsibility of a fixed number of executives and employees, and following the merger, management of the combined company will be the responsibility of those same executives and employees. Unforeseen difficulties in managing the larger combined company, coupled with the increased demands on management's time, may cause the disruption of, or a loss of momentum in, the activities of the combined company's business which could adversely affect the business, financial condition and operating results of HCPI. HCPI intends to hire additional personnel, some of which may be current employees of AHP, to address the increased demands on management's time. HCPI cannot assure you, however, that it will be successful in attracting, hiring, assimilating or retaining additional personnel in the future.

THE HEALTH CARE INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT, WHICH MAY ADVERSELY AFFECT HCPI'S RENTAL AND DEBT PAYMENT REVENUE

     The health care industry is heavily regulated by federal, state and local laws. Government regulation of the health care industry will affect HCPI because:

     - the financial ability of lessees and mortgage payors to make rent and debt payments to HCPI may be affected by government regulations such as licensure, certification for participation in government programs, and government reimbursement; and

     - additional rents received by HCPI will be, in some cases, based on its lessees' gross revenue from operations.

     The ability of a facility to generate revenue and profit, among other attributes, will determine the underlying value of that facility to HCPI. As health insurers and governmental agencies attempt to limit the cost of hospital and other healthcare services and to reduce the utilization of health care facilities, a reduction in future revenue or slower revenue growth may occur.

     Prospective Payment System. On July 1, 1998, the federal government began to implement the congressionally mandated prospective payment system for Medicare payments to long-term care facilities. Under the prospective payment system, long-term care facilities are paid a case-mix adjusted federal per diem rate for Medicare-covered services they provide. The per diem rate is calculated to cover routine service costs, ancillary costs and capital-related costs. The phased-in implementation of the prospective payment system for long-term care facilities began with the first cost-reporting period beginning on or after July 1, 1998. The prospective payment system is expected to be substantially implemented by the end of 2001.

     Implementation of the prospective payment system will affect each long-term care facility to a different degree depending upon the amount of revenue it derives from Medicare patients.

     Long-term care facilities may need to restructure their operations to accommodate the new Medicare prospective payment system reimbursement. Due in part to the potential negative effect of the prospective payment system on the financial condition of long-term care facilities, including the ability of long-term care operators to make interest and principal payments on outstanding borrowings, Standard & Poor's placed many long-term care facility companies on a "credit watch" in November 1998. In early March 1999, Standard & Poor's lowered the ratings of several long-term care facility companies because of the impact of the prospective payment system, particularly those companies with substantial debt. The companies included Vencor, Inc., Genesis Health Ventures, Integrated Health Services, Inc., Sun Healthcare Group and Mariner Post-Acute Network, Inc., all of which are currently lessees of HCPI.

     On May 1, 1998, Vencor completed a spin-off transaction. As a result, it became two publicly held entities -- Ventas, Inc., a real estate company which intends to qualify as a REIT, and Vencor, a health care company which at September 30, 1999 leased 36 of HCPI's properties of which 14 are subleased to other operators. On September 13, 1999, Vencor, Inc. filed for bankruptcy protection. HCPI has recourse to Ventas, Inc. and Tenet Healthcare Corporation for most of the rents payable by Vencor under its leases. All rents due to the Company subsequent to the filing have been received.

     In addition, a number of other nursing home operators have also been adversely affected by the decrease in Medicare reimbursements following the adoption of the Prospective Payment System. As discussed in our Annual Report on Form 10-K for the year ended December 31, 1998, during the first quarter of 1999 certain of these operators were put on credit watch with negative implications. Subsequently, three of our operators (other than Vencor discussed above) have filed for bankruptcy protection: Texas Health Enterprises, Inc. filed on August 3, 1999; Sun Healthcare Group filed on October 14, 1999; and Lenox Healthcare, Inc. filed on November 3, 1999. Collectively, these operators represented less than 4.8% of our annualized revenues for the period ended September 30, 1999 and no one of these operators represented more than 1.8% of annualized revenues for that same period. Giving effect to our merger with American Health Properties, these operators represented less than 3.0% of annualized revenue on a pro forma basis for the period ended September 30, 1999. In addition, because facilities operated by these operators are performing well, we believe the financial impact to HCPI of the bankruptcies by these tenants will be minimal.

     Fraud and Abuse. Various federal and state governments have considered or passed laws and regulations that attempt to eliminate fraud and abuse of the Medicare, Medicaid and other governmental payor programs by prohibiting, among other things, payment arrangements that include compensation for patient referrals. In addition, the Balanced Budget Act of 1997 strengthens the federal anti-fraud and abuse laws to provide for stiffer penalties for fraud and abuse violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from reimbursement programs. Violations of these laws and regulations may jeopardize a lessee's ability to operate a facility or to make rent and debt payments, potentially resulting in an adverse effect on the financial condition and operating results of the combined company. HCPI's lease arrangements with lessees may also be subject to these fraud and abuse laws.

     Licensure Risks. Health care facilities generally must obtain licensure to operate. Failure to obtain licensure or loss of licensure would prevent a licensed facility from operating. These events could adversely affect the facility operator's ability to make rent and debt payments. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and occasionally the contraction of health care facilities by requiring certificate of need or other similar approval programs. In addition, health care facilities are subject to the Americans with Disabilities Act and building and safety codes which govern access to and physical design requirements and building standards for facilities.

     Environmental Matters. A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect healthcare facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). These laws often impose liability without regard to whether the owner or secured lender knew of, or was responsible for, the presence or disposal of hazardous or toxic substances and may be imposed on the owner or secured lender in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's or secured lender's liability for these costs could exceed the value of the property, or the assets of the owner or secured lender. In addition, the presence of hazardous or toxic substances, or the failure to properly dispose of or remediate these substances, may adversely affect HCPI's ability to sell or rent a property or to borrow using a property as collateral which, in turn, would reduce the combined company's revenue.

     Although the mortgage loans that HCPI has provided and leases covering HCPI's properties require borrowers and lessees to indemnify HCPI for some environmental liabilities, the scope of these obligations may be limited. We cannot assure you that any borrower or lessee would be able to fulfill its indemnification obligations to HCPI.

     Medicare and Medicaid Programs. Sources of revenue for lessees and mortgage payors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. You should expect efforts to reduce costs by these payors to continue, which may result in reduced or slower growth in reimbursement for services provided by some of HCPI's lessees. In addition, the failure of any of HCPI's lessees and mortgage payors to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

     Cost Control. The health care industry has continually faced challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings, from nursing homes into assisted living facilities and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and continued into 1997 as Congress attempted to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. In addition to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may affect HCPI in adverse ways.

IF HCPI OR AHP FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE, THAT FAILURE COULD RESULT IN A SIGNIFICANT TAX LIABILITY FOR HCPI

     HCPI believes that it has been organized and has operated in a manner which would allow it to qualify as a real estate investment trust under the Internal Revenue Code. HCPI believes AHP operated so as to qualify as a real estate investment trust under the Internal Revenue Code through and including the completion of the merger. It is possible, however, that either AHP or HCPI has been organized or has operated in a manner which would not allow it to qualify as a real estate investment trust. Qualification as a real estate investment trust requires a company to satisfy numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within a company's control. If a company fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Unless that company is entitled to relief under applicable statutory provisions, it would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. HCPI would be required to pay any tax arising due to a failure of AHP or HCPI to qualify as a real estate investment trust prior to the merger of HCPI and AHP, and this tax could be material. In addition, a failure of AHP or HCPI to qualify as a real estate investment trust prior to the merger could adversely affect HCPI's ability to qualify as a real estate investment trust after the merger.

     In connection with the merger, AHP's REIT counsel rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation through the effective time of the merger enabled it to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion assumes, among other things, the accuracy of an opinion rendered by AHP's corporate counsel with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon, which opinion is based on the facts, representations and assumptions stated therein. In addition, HCPI's tax counsel will render an opinion with respect to HCPI's tax status as a real estate investment trust, under the circumstances described below. An opinion of counsel is not binding on the Internal Revenue Service or any court, and no ruling has been or will be sought from the Internal Revenue Service as to AHP's or HCPI's qualification as a real estate investment trust under the Internal Revenue Code.

Accordingly, there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in these opinions or that these opinions will be upheld by the courts if challenged by the Internal Revenue Service.

IF HCPI WERE TO LOSE ITS TAX STATUS AS A REAL ESTATE INVESTMENT TRUST IT WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO HCPI AND THE VALUE OF ITS STOCK

     If HCPI fails to qualify as a real estate investment trust, the following will occur:

     - HCPI would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

     - HCPI also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

     - Unless HCPI is entitled to relief under statutory provisions, it could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which it was disqualified.

     As a result of all these factors, HCPI's failure to qualify as a real estate investment trust could impair HCPI's ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders and could adversely affect the value of HCPI's capital stock.

     In addition, if HCPI fails to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as ordinary income to the extent of its current and accumulated earnings and profits, HCPI would not be required to make distributions to stockholders and corporate distributees could be eligible for the dividends received deduction.

     Although HCPI believes that it is organized and operates in a manner that will allow it to qualify as a real estate investment trust, no assurance can be given that HCPI will continue to be organized or be able to operate in a manner so as to qualify or remain qualified as a real estate investment trust for tax purposes.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for information on the public reference rooms or visit the following locations of the SEC:

Public Reference Room      Northwest Regional Office  Midwest Regional Office
450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
Room 1024                  Suite 1300                 500 West Madison Street
Washington, D.C. 20549     New York, New York 10048   Suite 1400
                                                      Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

     The SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its finances.

 HCPI'S SEC FILINGS (FILE NO. 1-8895)      DESCRIPTION OR PERIOD/AS OF DATE
 ------------------------------------      --------------------------------
Annual Report on Form 10-K              Year ended December 31, 1998
Current Report on Form 8-K dated        Discloses information relating to
January 7, 1999                         HCPI's property acquisitions from
                                        November 6, 1998 through December 23,
                                        1998
Amendment No. 1 to Current Report on    Discloses information relating to
Form 8-K/A dated January 7, 1999        HCPI's property acquisitions from
                                        November 6, 1998 through December 23,
                                        1998
Current Report on Form 8-K, dated May   Announces sale of common stock
3, 1999                                 pursuant to registration statement on
                                        Form S-3
Current Report on Form 8-K, dated       Discloses the entering into of the
August 4, 1999                          merger agreement and related matters
Current Report on Form 8-K, dated       Reports the completion of the merger
November 4, 1999                        between American Health Properties and
                                        HCPI
Amendment No. 1 to Current Report on    Reports the completion of the merger
Form 8-K/A, dated November 4, 1999      between American Health Properties and
                                        HCPI

 HCPI'S SEC FILINGS (FILE NO. 1-8895)      DESCRIPTION OR PERIOD/AS OF DATE
 ------------------------------------      --------------------------------
Amendment No. 2 to Current Report on    Reports the completion of the merger
Form 8-K/A, dated November 4, 1999      between American Health Properties and
                                        HCPI
Quarterly Reports on Form 10-Q          Quarters ended March 31, 1999, June
                                        30, 1999 and September 30, 1999
Registration Statement on Form 10,      Description of our common stock
dated May 7, 1995, including
amendments dated May 20, 1985, May 23,
1985 and July 17, 1990

     We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements.

     The information incorporated by reference is automatically considered to be a part of the prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces that statement. Any statement so modified or replaced will not be considered, except as so modified, superseded or replaced, to be a part of this prospectus.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate party of the following address:

                               James G. Reynolds
              Executive Vice President and Chief Financial Officer
                      Health Care Property Investors, Inc.
                        4675 MacArthur Court, 9th Floor
                        Newport Beach, California 92660
                                (949) 221-0600.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements may be made directly in this document or may be "incorporated by reference" to other documents filed with the SEC. Our forward looking statements in this prospectus or those documents incorporated by reference include, among other things, statements regarding the intent, belief or expectations of HCPI and can be identified by the use of words such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to the risk factors set forth elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of HCPI, and could cause actual results or other outcomes to differ materially from those expressed in our forward-looking statements:

     - legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees;

     - changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage, such as those extensive changes to the Medicare and Medicaid programs contained in the Balanced Budget Act of 1997 intended to reduce significantly the projected amount of increase in Medicare spending;

     - effects of the recently implemented prospective payment system, which is expected to decrease reimbursements to skilled nursing and other healthcare facilities and may have an adverse effect on the operator revenues at HCPI's rehabilitation and long-term acute care facilities;

     - competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

     - competition for the acquisition and financing of health care facilities;

     - the ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

     - changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to HCPI;

     - the availability of financing for HCPI's proposed acquisitions;

     - risks associated with multi-tenant medical office buildings, such as lower than expected occupancy levels, a downturn in market lease rates for medical office space or higher than expected costs associated with the maintenance and operation of such facilities;

     - potential liability under, and change in, environmental, zoning, tax and other laws; and

     - the general uncertainty inherent in the Year 2000 issue, particularly the uncertainty of the Year 2000 readiness of third parties who are material to our business or material to the businesses of our lessees or borrowers.

                                  THE COMPANY

     HCPI is the second oldest real estate investment trust specializing in health care real estate. HCPI, which is a self-administered real estate investment trust, owns long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings and physician group practice clinics. As of December 31, 1999, HCPI's gross investment in its properties, including partnership and limited liability company interests and mortgage loans, was approximately $2.6 billion. HCPI has 428 facilities in 43 states as of December 31, 1999. On November 4, 1999, American Health Properties, Inc. merged with and into HCPI with HCPI being the surviving company.

     The market value of our common stock was approximately $1.2 billion as of December 31, 1999. HCPI has paid regular quarterly dividends and has increased the dividend paid on its common stock each quarter for the 57 consecutive quarters since its initial public offering in May 1985. As a result, HCPI has paid $667 million in dividends on its common stock since May 1985. According to the 1999 edition of Moody's Handbook of Dividend Achievers, which includes public companies that have increased annual dividends in each of the past 10 years, HCPI has had the highest percentage dividend growth over the past 10 years among real estate investment trusts. HCPI also believes that it has had an excellent track record in attracting and retaining key employees. HCPI's five executive officers have been with the company for 13 years on average.

     HCPI is the largest health care oriented real estate investment trust in the nation, with a total market capitalization of approximately $2.7 billion based on the closing price of our common stock, the outstanding principal amount of indebtedness and the liquidation preferences of our preferred stock on December 31, 1999. On December 31, 1999, HCPI had an interest in approximately 428 facilities, with over 21 million square feet of operating facilities. HCPI is managed by the HCPI management group in place prior to the merger with AHP.

     Our executive offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California, 92660 and our telephone number is (949) 221-0600 or
(888) 604-1990.

                                USE OF PROCEEDS

     We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders named in the section entitled "Selling Holders." We will acquire non-managing member interests in HCPI/Utah, LLC in exchange for any shares of common stock that we may issue to the selling holders pursuant to this prospectus. We will not receive any proceeds from the issuance of shares of common stock to the selling holders or the resale of the shares by the selling holders other than the non-managing member interests of HCPI/Utah, LLC. However, we will pay registration expenses which we estimate to be approximately $63,038.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     HCPI's authorized stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description does not contain all the information that might be important to you. Therefore you should read carefully the more detailed provisions of our charter, bylaws and the Rights Agreement between HCPI and The Bank of New York (successor to Chemical Trust Company of California), as rights agent. The following summary does not give effect to provisions of statutory or common law, the provisions of applicable law and our charter and the Rights Agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of January 21, 2000, there were 51,400,285 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock, when and as authorized by our board and declared by HCPI, and in net assets available for distribution to holders of common stock on our liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of HCPI stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors.

     All issued and outstanding shares of common stock are, and the common stock offered under this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange (NYSE Symbol: HCP).

     The transfer agent and registrar of our common stock is The Bank of New
York.

PREFERRED STOCK

     Under our charter, our board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of HCPI, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board. As of December 1, 1999, HCPI had outstanding 2,400,000 shares of 7 7/8% Series A Cumulative Redeemable Preferred Stock with a liquidation preference of $60,000,000, 5,385,000 shares of 8.70% Series B Cumulative Redeemable Preferred Stock with a liquidation preference of $134,625,000 and 40,000 shares of 8.60% Series C Cumulative Redeemable Preferred Stock with a per share liquidation preference of $100,000,000. The material terms of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are described below.

SERIES A PREFERRED STOCK

     Voting Rights. Holders of the series A preferred stock generally do not have any voting rights, except in limited circumstances.

     The consent of the holders of series A preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the series A preferred stock, except as expressly set forth in the articles supplementary relating to the series A preferred stock.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series A preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

     - on a parity with the series B preferred stock, series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See "-- Voting Rights" below.

     The term "equity securities" does not include convertible debt securities, which rank senior to the series A preferred stock prior to conversion.

     Dividends. Holders of shares of the series A preferred stock are entitled to receive, when, as, and if declared by our board out of funds of HCPI legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7 7/8% of the liquidation preference (equivalent to $1.96875 per annum per share).

     Dividends on the series A preferred stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

     No dividends may be declared by our board or paid or set apart for payment on the series A preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

     Dividends on the series A preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the series A preferred stock do not bear interest and holders of the series A preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the series A preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series A preferred stock, other than a dividend in shares of any class of stock ranking junior to the series A preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series A preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the series A preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series A preferred stock -- including the series B preferred stock or the series C preferred stock, all dividends declared upon the series A preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series A preferred stock are declared pro rata so that the amount of dividends declared per share of series A preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series A preferred stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

     Except as provided in the preceding paragraph, unless full cumulative dividends on the series A preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series A preferred stock as to dividends and upon liquidation:

     - no dividends may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation;

     - no other distribution may be declared or made upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation;

     - no shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series A preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer."

     Liquidation Preferences. Upon any liquidation, dissolution or winding up of the affairs of HCPI the holders of series A preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series A preferred stock as to liquidation rights.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     Maturity; Redemption. The series A preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The series A preferred stock is not redeemable prior to September 30, 2002. HCPI is entitled, however, pursuant to the articles supplementary relating to the series A preferred stock, to purchase shares of the series A preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2002, HCPI may, at its option, redeem the series A preferred stock at $25 per share ($60,000,000 in the aggregate), plus accrued and unpaid dividends.

     Restrictions on Ownership and Transfer. See "-- Restrictions on Ownership and Transfer Relating to Preferred Stock."

SERIES B PREFERRED STOCK

     Voting Rights. Holders of the series B preferred stock generally do not have any voting rights, except in limited circumstances.

     The consent of the holders of series B preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the series B preferred stock, except as expressly set forth in the articles supplementary relating to the series B preferred stock.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series B preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

     - on a parity with the series A preferred stock, series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See "-- Voting Rights" below.

     The term "equity securities" does not include convertible debt securities, which rank senior to the series B preferred stock prior to conversion.

     Dividends. Holders of the series B preferred stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 8.70% of the liquidation preference (equivalent to $2.175 per annum per share).

     Dividends on the series B preferred stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the series B preferred stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

     No dividends may be declared by our board or paid or set apart for payment on the series B preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

     Dividends on the series B preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the series B preferred stock do not bear interest and holders of the series B preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the series B preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series B preferred stock, other than a dividend in shares of any class of stock ranking junior to the series B preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the series B preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series B preferred stock -- including the series A preferred stock or the series C preferred stock, all dividends declared upon the series B preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series B preferred stock are declared pro rata so that the amount of dividends declared per share of series B preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series B preferred stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

     Except as provided in the preceding paragraph, unless full cumulative dividends on the series B preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series B preferred stock as to dividends and upon liquidation:

     - no dividends may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation;

     - no other distribution may be declared or made upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation;

     - no shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series B preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer."

     Liquidation Preferences. Upon any liquidation, dissolution or winding up of the affairs of HCPI the holders of series B preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series B preferred stock as to liquidation rights.

     In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     Maturity; Redemption. The series B preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The series B preferred stock is not redeemable prior to September 30, 2003. HCPI is entitled, however, pursuant to the articles supplementary relating to the series B preferred stock, to purchase shares of the series B preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2003, HCPI may, at its option, redeem the series B preferred stock at $25 per share ($134,625,000 in the aggregate), plus accrued and unpaid dividends.

     Restrictions on Ownership and Transfer. See "-- Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock."

DEPOSITARY SHARES FOR SERIES C PREFERRED STOCK

     General. At the effective time of the merger, HCPI assumed the obligations of AHP under the Deposit Agreement dated October 27, 1997 (the "Deposit Agreement") among AHP, ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), located at 300 South Hope Street, Los Angeles, California, 90071 and the holders from time to time of the depositary receipts issued by the Depositary under the Deposit Agreement. Following the merger, HCPI deposited the series C preferred stock with the Depositary and instructed the Depositary to treat the shares of series C preferred stock as new deposited securities under the Deposit Agreement. In accordance with the terms of the Deposit Agreement, the existing depositary receipts, formerly evidencing AHP depositary shares automatically evidence depositary shares which will evidence an ownership interest in series C preferred stock.

     The following is a summary of material provisions of the Deposit Agreement. This description does not purport to be complete and is qualified by reference to the Deposit Agreement, the form of which has been incorporated by reference into the registration statement on Form S-3 of which this prospectus forms a part. See "Where You Can Find More Information" on page 5.

     Each HCPI depositary share represents a one-one-hundredth interest in one share of series C preferred stock. The depositary shares representing series C preferred stock are listed on The New York Stock Exchange.

     Subject to the terms of the Deposit Agreement, each owner of a share of depositary share is entitled through the Depositary, in proportion to the one-one-hundredth interest in a share of series C preferred stock underlying such depositary share, to all rights and preferences, and subject to all restrictions, of a share of series C preferred stock (including dividend, voting, redemption and liquidation rights).

     Since each share of series C preferred stock entitles the holder thereof to one vote on matters on which the series C preferred stock is entitled to vote, each depositary share, in effect, entitles the holder to one-one-hundredth of a vote, rather than one full vote.

     Dividends and Other Distributions. The Depositary will distribute all the dividends or other cash distributions received in respect of the series C preferred stock to the record holders of the depositary shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

     Restrictions on Ownership and Transfer. For information regarding provisions of HCPI's charter and bylaws, including restrictions on ownership which are applicable to the series C preferred stock and the depositary shares, see "-- Restrictions on Ownership and Transfer Relating to Preferred Stock."

SERIES C PREFERRED STOCK

     Voting Rights. Holders of the series C preferred stock generally do not have any voting rights, except in limited circumstances.

     Except as provided above the holders of series C preferred stock are not entitled to vote on any merger or consolidation involving HCPI, on any share exchange or on a sale of all or substantially all of the assets of HCPI.

     Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series C preferred stock ranks:

     - senior to all classes or series of common stock of HCPI, and to all other classes and series of equity securities issued by HCPI;

     - on a parity with the series A preferred stock, series B preferred stock and all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

     - junior to all equity securities issued by HCPI ranking senior to the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     The term "equity securities" does not include convertible debt securities, which rank senior to the series C preferred stock prior to conversion. The series C preferred stock is subject to the creation of equity securities that are both junior and on parity to the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     Dividends. Holders of the series C preferred stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends of 8.60% of the liquidation preference (equivalent to $2,500.00 per annum per share, or $25.00 per depositary share per annum).

     Dividends on the series C preferred stock are cumulative from the last payment date through which dividends have been paid on the shares of AHP series B preferred stock in respect of which shares of series C preferred stock are issued and are payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year and on November 30, 1999, or, if not a business day, the next business day. The first dividend was paid on November 30, 1999 and the second dividend was paid on December 31, 1999. Dividends are payable to holders of record as they appear in the records of HCPI at the close of business on the applicable record date, which is the 15th day of the calendar month in which the dividend payment date falls or such other date designated as such by our board that is not more than 50 nor less than 10 days prior to such dividend payment date.

     The amount of dividends payable per share for a full dividend period is computed by dividing $2500.00 by four. Any dividend payable on the series C preferred stock for other than a full dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the series C preferred stock accrue day by day and are cumulative.

     No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series C preferred stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series C preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the series C preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series C preferred stock (including the series A preferred stock or the series B preferred stock), all dividends declared upon the series C preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series C preferred stock are declared pro rata so that the amount of dividends declared per share of series C preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series C preferred stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Unless full cumulative dividends on the series C preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series C preferred stock as to dividends and upon liquidation or options or rights to acquire the same:

     - no cash dividend or other distribution may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to the series C preferred stock as to dividends or upon liquidation;

     - HCPI may not repurchase, redeem or otherwise acquire shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series C preferred stock as to dividends or upon liquidation, or pay or make any amount available for a sinking fund or redemption of such shares, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series C preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI's qualification as a real estate investment trust. See "-- Restrictions on Ownership and Transfer." Notwithstanding the foregoing, HCPI will be permitted to make a pro rata offer to purchase or concurrently redeem all, or a pro rata portion, of the outstanding series C preferred stock and any other equity securities that rank on parity with the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI.

     Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable record date. Any dividend payment made on the series C preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to the series C preferred stock that remains payable.

     No dividends will be authorized by our board or paid or set aside for payment if any agreement of HCPI prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside of payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on series C preferred stock accrue whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the series C preferred stock that may be in arrears. Holders of series C preferred stock are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the series C preferred stock. If, for any taxable year, HCPI elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to holders of series C preferred stock will be in the same portion that the Total Dividends paid or made available to the holders of series C preferred stock for the year bears to the Total Dividends.

     Liquidation Preferences. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs HCPI, the holders of series C preferred stock are entitled to receive out of assets of HCPI legally available for distribution to stockholders a liquidation preference of $2,500.00 per share of series C preferred stock ($25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends for prior dividend periods, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series C preferred stock as to liquidation rights.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

     Maturity; Redemption. The series C preferred stock is not redeemable by HCPI prior to October 27, 2002, other than a redemption by HCPI to preserve its status as a real estate investment trust. On and after October 27, 2002, HCPI, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of series C preferred stock, may redeem the series C preferred stock, in whole or in part, at any time, for cash at a redemption price of $2,500.00 per share of series C preferred stock ($25.00 per depositary share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

     Restrictions on Ownership and Transfer. See "-- Restrictions on Ownership and Transfer Relating to Preferred Stock."

TRANSFER RESTRICTIONS AND REDEMPTIONS RELATING TO OUR COMMON STOCK

     Our charter contains restrictions on the ownership and transfer of voting stock of HCPI which are intended to assist HCPI in complying with the requirements to continue to qualify as a real estate investment trust. The ownership limit relating to our common stock set forth in our charter provides that, if our board shall, at any time and in good faith, be of the opinion that direct or indirect beneficial ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, as defined in the Securities Exchange Act of 1934, as amended, our board shall have the power (1) by lot or other means deemed equitable by it to call for the purchase from any stockholder of HCPI a number of voting shares sufficient, in the opinion of our board to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of HCPI's capital stock, and (2) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of our board, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of HCPI. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares of HCPI will be deemed void ab initio and the intended transferee will be deemed never to have had an interest in those shares.

     The purchase price for any voting shares of capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by HCPI, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER RELATING TO PREFERRED STOCK

     Each of the articles supplementary relating to the series A preferred stock, the series B preferred stock and the series C preferred stock contain restrictions on the ownership and transfer of preferred stock which are intended to assist HCPI in complying with the requirements to maintain its status as a real estate investment trust. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of series A preferred stock or series B preferred stock or, with regard to the series C preferred stock, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of capital stock of HCPI, inclusive of the series C preferred stock. Our Board may, but in no event is required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize HCPI's status as a real estate investment trust and our board otherwise decides such action would be in the best interest of HCPI.

STOCKHOLDER RIGHTS PLAN

     On July 5, 1990, our board declared a dividend distribution of one common stock purchase right (each, a "Right") for each outstanding share of our common stock to stockholders of record at the close of business on July 30, 1990 and with respect to each subsequently issued share. When exercisable, each Right entitles the registered holder to purchase from HCPI one-half of a share of the common stock at a price of $47.50 per share. The Rights are attached to all outstanding shares of common stock, and no separate Rights certificates have been distributed. Each share of common stock offered by this prospectus will have upon issuance one Right attached. The Rights will become exercisable and will detach from our common stock upon a "Distribution Date" which will occur upon the earlier of:

     - the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more the outstanding our common stock, or

     - the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of the outstanding our common stock.

     Following a Distribution Date and prior to the Expiration Date (as provided in the Rights Agreement), HCPI will generally issue a Rights certificate with each share of our common stock issued with respect to the exercise of stock options or under an employee plan or arrangement or upon the exchange or conversion of securities issued by HCPI or by a limited liability company of which HCPI is the managing member.

     If a person or group acquires beneficial ownership of 15% or more of our common stock (except pursuant to cash tender offers for all outstanding common stock approved by our board) or if HCPI is the surviving corporation in a merger and our common stock is not changed or exchanged, each Right other than Rights owned by an Acquiring Person (as defined in the HCPI Rights Agreement) and its affiliates and associates will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of our common stock having a market value equal to twice the exercise price. Similarly, if HCPI merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

     If HCPI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right, other than an Acquiring Person and the affiliates and associates of such Acquiring Person, whose Rights will have become void, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, the number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to twice the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than the Rights beneficially owned by the Acquiring Person or the affiliates and associates of such Acquiring Persons, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the purchase price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our board may exchange the Rights, other than any Rights owned by such person or group and their respective affiliates and associates which have become void, in whole or in part, for a number of shares of our common stock having a value equal to the value of our common stock issuable upon the exercise of the Rights over the purchase price.

     The Rights may be redeemed in whole, but not in part, at a price of $.005 per Right, subject to adjustment for stock splits and similar transactions by our board at any time until ten days following the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock. The redemption of the Rights may be made effective at such time on such basis with such conditions as our board, in its sole discretion, may establish, including an extension of the period during which the Rights are redeemable or a postponement of the Distribution Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The Rights will expire on July 30, 2000, unless such date is extended or the Rights are exchanged or earlier redeemed.

BUSINESS COMBINATION PROVISIONS

     Our charter requires that, except in some circumstances, "business combinations" between HCPI and a beneficial holder of 10% or more of HCPI's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of HCPI. A "business combination" is defined in our charter as:

     - any merger or consolidation of HCPI with or into a Related Person;

     - any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of HCPI, including any voting securities of a subsidiary, to a Related Person;

     - any merger or consolidation of a Related Person with or into HCPI,

     - any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to HCPI;

     - the issuance of any securities, other than by way of pro rata distribution to all stockholders, of HCPI to a Related Person; and

     - any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

     The term "Substantial Part" means more than 10% of the book value of the total assets of HCPI as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board's authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Preferred Stock."

     The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board believes, however, that inclusion of the business combination provisions in our charter and the Rights may help assure fair treatment of HCPI stockholders and preserve HCPI's assets.

                          RELATIONSHIP OF THE PARTIES

     On October 27, 1998, we formed HCPI/Utah, LLC and acquired the sole managing member interest in HCPI/Utah, LLC. On January 25, 1999 we caused HCPI/Utah, LLC to issue 576,011 managing member units to us in exchange for a capital contribution of approximately $18.4 million. Also in connection with our contribution, partnerships and limited liability companies affiliated with The Boyer Company, L.C., a limited liability company unaffiliated with HCPI/Utah, LLC or HCPI, made a capital contribution to HCPI/Utah, LLC of real property and improvements with an equity value net of assumed debt of $19.0 million. These partnerships and limited liability companies were:

     - Boyer Castle Dale Medical Clinic, L.L.C.;

     - Boyer Centerville Clinic Company, L.C.;

     - Boyer Elko, L.C.;

     - Boyer Desert Springs, L.C.;

     - Boyer Grantsville Medical, L.C.;

     - Boyer-Ogden Medical Associates, LTD.;

     - Boyer Ogden Medical Associates No. 2, LTD.;

     - Boyer Salt Lake Industrial Clinic Associates, LTD.;

     - Boyer-St. Mark's Medical Associates, LTD.;

     - Boyer McKay-Dee Associates, LTD.;

     - Boyer St. Mark's Medical Associates #2, LTD.;

     - Boyer Iomega, L.C.;

     - Boyer Springville, L.C.; and

     - Boyer Primary Care Clinic Associates, LTD. #2.

     The above-referenced partnerships and limited liability companies are referred to herein as the selling holders.

     In exchange for these contributions, the partnerships and limited liability companies received 593,247 non-managing member units. As result of these contributions, these entities became the only non-managing members of HCPI/Utah, LLC.

     On January 25, 2000, 593,247 of the non-managing member units held by the selling holders may be exchanged for our common stock or, at our option, for cash. At the time of the selling holders' acquisition of the non-managing member units, we agreed to provide registration rights with respect to the shares of common stock for which the non-managing member units may be exchanged.

     On June 30, 1999, Boyer Providence Medical Associates, L.C., a limited liability company affiliated with The Boyer Company, L.C., made a capital contribution to HCPI/ Utah, LLC of real property and improvements with an equity value net of assumed debt of $1.1 million in exchange for 35,872 non-managing member units. Boyer Medical Associates, L.C. directed that the non-managing member units deliverable to it be assigned to its members, Boyer-BPMA Holdings, L.C. and Spring Creek Medical Building, L.L.C. Additionally, we caused HCPI/Utah, LLC to issue 85,436 managing member units to us in exchange for a capital contribution of approximately $2.7 million.

     On November 12, 1999, Boyer Davis North Medical Associates, LTD., a partnership affiliated with The Boyer Company, L.C., made a capital contribution to HCPI/Utah of real property and improvements with an equity value net of assumed debt of $0.4 million in exchange for 12,340 non-managing member units. In connection with this transaction, we caused HCPI/Utah, LLC to issue 73,778 managing member units to us in exchange for a capital contribution of approximately $2.4 million.

     The non-managing member units issued to Boyer Providence Medical Associates, L.C. and Boyer Davis North Medical Associates L.C. are exchangeable for our common stock or, at our option, cash, beginning one year following the date of the closing of the last contribution of property by any affiliate of The Boyer Company, L.C. This registration statement does not relate to the common stock issuable upon the exchange of non-managing member issued to Boyer Providence Medical Associates, L.C. and Boyer Davis North Medical Associates, L.C. A separate registration statement will be filed with respect to such shares of common stock.

     HCPI/Utah, LLC relied on the exemption provided by Section 4(2) of the Securities Act in connection with the issuances and sales of the managing member and non-managing member units.

     As of January 21, 2000, HCPI/Utah, LLC has 1,391,228 units issued and outstanding, which are held by the following:

     - 749,769 managing member units by HCPI;

     - 17,267 non-managing member units by Boyer Castle Dale Medical Clinic, L.L.C.;

     - 16,772 non-managing member units by Boyer Centerville Clinic Company,
       L.C.;

     - 26,012 non-managing member units by Boyer Elko, L.C.;

     - 114,153 non-managing member units by Boyer Desert Springs, L.C.;

     - 5,338 non-managing member units by Boyer Grantsville Medical, L.C.;

     - 786 non-managing member units by Boyer-Ogden Medical Associates, LTD.;

     - 36,595 non-managing member units by Boyer Ogden Medical Associates No. 2, LTD.;

     - 12,350 non-managing member units by Boyer Salt Lake Industrial Clinic Associates, LTD.;

     - 104,778 non-managing member units by Boyer-St. Mark's Medical Associates, LTD.;

     - 71,295 non-managing member units by Boyer McKay-Dee Associates, LTD.;

     - 47,530 non-managing member units by Boyer St. Mark's Medical Associates #2, LTD.;

     - 74,299 non-managing member units by Boyer Iomega, L.C.;

     - 45,678 non-managing member units by Boyer Springville, L.C.;

     - 20,394 non-managing member units by Boyer Primary Care Clinic Associates, LTD. #2;

     - 17,936 non-managing member units by Boyer-BPMA Holdings, L.C.;

     - 17,036 non-managing member units by Spring Creek Medical Building, L.L.C.; and

     - 12,340 non-managing member units by Boyer Davis North Medical Associates, LTD.

                              OPERATING AGREEMENT

     The following summarizes the material provisions of the operating agreement of HCPI/Utah, LLC. The summary is qualified in its entirety by reference to the operating agreement of HCPI/Utah, LLC.

MANAGEMENT

     HCPI/Utah, LLC was organized as a Delaware limited liability company under the Delaware Limited Liability Company Act and the terms of its operating agreement, the Amended and Restated Limited Liability Company Agreement of HCPI/Utah, LLC. Our company is the sole managing member of HCPI/Utah, LLC. Generally, pursuant to the operating agreement, we have exclusive and complete responsibility and discretion in the management and control of HCPI/Utah, LLC, including, subject to the restrictions discussed below, the ability to cause it to enter into major transactions such as acquisitions, dispositions, financings, refinancings, and to manage and operate its properties. We may not be removed as the managing member of HCPI/Utah, LLC, with or without cause, unless we consent to being removed. Non-managing members of HCPI/Utah, LLC have no authority to transact business for HCPI/Utah, LLC or participate in its management activities, except in limited circumstances described below and as required by any non-waivable provision of applicable law.

     As the managing member, we may not take any action in contravention of the operating agreement, including:

     - taking any action that would make it impossible to carry out the ordinary business of HCPI/Utah, LLC;

     - owning or assigning any rights in specific property owned by HCPI/Utah, LLC, other than for an HCPI/Utah, LLC purpose;

     - taking any action that would cause a non-managing member to be subject to liability as a managing member, except those acts permitted by the operating agreement or by law; or

     - entering into any agreement that would have the effect of restricting a member of HCPI/Utah, LLC from exercising its right to exchange its units as provided in the operating agreement and discussed below under "Exchange Rights," unless such member gives its prior written consent to such action.

     - entering into any agreement that would have the effect of restricting HCPI/Utah, LLC's ability to make distributions to its members, without the written consent of each member affected by the restriction.

     The consent of the holders of a majority of the outstanding non-managing member units held by non-managing members is required before we will be permitted to take the following extraordinary actions involving HCPI/Utah, LLC:

     - the amendment, modification or termination of the operating agreement other than to reflect the admission, substitution, termination or withdrawal of members or in connection with a permitted dissolution or termination of HCPI;

     - approving the transfer of all or a portion of the membership interest held by us, other than a transfer to HCPI/Utah, LLC;

     - the admission of any additional or substitute managing members in HCPI/Utah, LLC;

     - making a general assignment for the benefit of HCPI/Utah, LLC's creditors or instituting any proceeding for bankruptcy on behalf of HCPI/Utah, LLC; or

     - confessing a judgment against HCPI/Utah, LLC in excess of $50,000.

     In addition to the above restrictions, we, as the managing member, may not take the following actions unless we obtain the consent of any non-managing member who would be adversely affected:

     - convert a non-managing member's interest in HCPI/Utah, LLC into a managing member interest;

     - modify the limited liability of a member;

     - alter the rights of a member to receive distributions or the allocation of income and loss to a member; or

     - alter the right of a member to exchange its non-managing member units for our common stock.

     As managing member, we may, however, amend the operating agreement without non-managing member consent:

     - to reflect the issuance of additional membership interests in exchange for capital contributions of cash or property, or the admission, substitution, termination or withdrawal of members;

     - to reflect inconsequential changes, cure ambiguities and make other changes not inconsistent with law or the provisions of the operating agreement;

     - to satisfy any requirements, conditions or guidelines contained in any governmental order or required by law;

     - to reflect changes that are reasonably necessary for us to maintain our status as a real estate investment trust; and

     - to modify the manner in which capital accounts are computed.

     Until such time as the initial non-managing members of HCPI/Utah, LLC, have disposed, in taxable transactions, of 80% of the non-managing member units issued to them in exchange for their contribution of property to HCPI/Utah, LLC, the consent of the holders of a majority of the non-managing member units held by non-managing members will be required before we may:

     - cause HCPI/Utah, LLC to merge with another entity, sell all or substantially all of HCPI/Utah, LLC's assets or reclassify the outstanding equity interests of HCPI/Utah, LLC prior to January 22, 2019;

     - sell some of HCPI/Utah, LLC's real properties prior to January 22, 2009 or sell HCPI/Utah, LLC's other real properties prior to January 22, 2019;

     - prior to January 22, 2009:

      - refinance specified nonrecourse indebtedness of HCPI/Utah, LLC, unless such indebtedness is refinanced with nonrecourse indebtedness that does not require principal payments greater than the existing indebtedness and is secured solely by the property which secured the repayment of the existing indebtedness;

      - prepay the specified nonrecourse indebtedness; or

      - convert the specified nonrecourse indebtedness to recourse indebtedness;

      - fail to provide non-managing members the opportunity to guaranty debt of HCPI/Utah, LLC up to an amount equal to $22 million less the amount of nonrecourse debt of HCPI/Utah, LLC allocable to the non-managing members.

     The consent of the holders of a majority of the non-managing member units held by non-managing members will be required to dissolve HCPI/Utah, LLC unless the initial non-managing members have disposed of 90% of the non-managing member units issued to them in exchange for their contribution of property to HCPI/Utah, LLC prior to the third anniversary of the issuance of such non-managing member units or 80% of such non-managing member units thereafter.

TRANSFERABILITY OF INTERESTS

     The operating agreement provides that a non-managing member may transfer its non-managing member units only after first offering those non-managing member units to us and otherwise obtain our consent, except that a non-managing member may without obtaining our consent, pledge its membership interest as security for the repayment of debt and transfer such membership interest to the lender upon the foreclosure of such debt if such transfer would not otherwise violate the terms of the operating agreement. A non-managing member may also, without our consent, transfer its membership interest in HCPI/Utah, LLC to a partner in such non-managing member in liquidation of that partner's interest in such non-managing member, to a family member of such non-managing member or to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Internal Revenue Code. The operating agreement further imposes the following restrictions on the transfer of the non-managing member units:

     - the person to whom any non-managing member units are transferred must assume all of the obligations of the transferor under the operating agreement;

     - we will have the right to receive an opinion of counsel that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations;

     - we may prohibit any transfer otherwise permitted under the operating agreement if such transfer would require the filing of a registration statement under the Securities Act by HCPI/Utah, LLC or would otherwise violate any applicable federal or state securities laws or regulations;

     - no transfer may be made to any person if, in the opinion of legal counsel to HCPI/ Utah, LLC, such transfer could result in HCPI/Utah, LLC being treated as an association taxable as a corporation or for state income or franchise tax purposes, or such transfer could adversely affect our ability to qualify as a real estate investment trust or subject us to additional taxes under Sections 857 or 4981 of the Internal Revenue Code;

     - no transfer may be made if such transfer is effected through an "established securities market" or a "secondary market" within the meaning of Section 7704 of the Internal Revenue Code;

     - no transfer may be made to a lender of HCPI/Utah, LLC or any person related to such a lender whose loan constitutes "nonrecourse liability" within the meaning of the Internal Revenue Code, without our consent as managing member;

     - transfers may be made only as of the first day of a fiscal quarter of HCPI/Utah, LLC, unless we otherwise consent; and

     - no transfer may be made (1) to any person or entity who lacks the legal right, power or capacity to own a membership interest; (2) in violation of applicable law; (3) if such transfer would, in the opinion of legal counsel to HCPI/Utah, LLC, cause an increased tax liability to any other member as a result of the termination of HCPI/Utah, LLC; (4) if such transfer would cause HCPI/Utah, LLC to become a reporting company under the Exchange Act; (5) if such transfer would cause HCPI/Utah, LLC to cease to be classified as a partnership or to be classified as a publicly traded partnership or treated as a corporation; or (6) if such transfer would cause HCPI/Utah, LLC to lose material tax benefits or become subject to regulations not currently applicable to it.

CAPITAL CONTRIBUTIONS

     The operating agreement provides that if HCPI/Utah, LLC requires additional funds for its operation, we may fund those investments by making a capital contribution to HCPI/Utah, LLC. In addition, we are required to make additional capital contributions to the extent necessary to fund:

     - capital additions, tenant improvements and leasing commissions relating to HCPI/ Utah, LLC's real properties except those tenant improvement costs not assumed by HCPI/Utah, LLC at the time the related property was contributed to it;

     - to repay any mortgage debt of HCPI/Utah, LLC that we elect to repay in accordance with the terms of the operating agreement.

     If we fund a capital contribution, we have the right to receive additional managing member units. In the event we receive additional managing member units in return for additional capital contributions, our membership interest in HCPI/Utah, LLC will be increased. Non-managing members of HCPI/Utah, LLC do not have the right to make additional capital contributions to HCPI/Utah, LLC unless permitted to do so by us in our discretion. Accordingly, the membership interest of non-managing members in HCPI/ Utah, LLC will be diluted to the extent we receive an additional membership interest.

TAX MATTERS

     Pursuant to the operating agreement, we are the tax matters partner of HCPI/Utah, LLC. The tax matters partner serves as HCPI/Utah, LLC's representative in most tax matters. For example, as the tax matters partner, we have the authority to file tax returns and make elections for HCPI/Utah, LLC, conduct audits, file refund claims on behalf of HCPI/Utah, LLC and settle adjustments. In addition, as the tax matters partner, we will receive notices and other information from the Internal Revenue Service. The designation of HCPI as the tax matters partner of HCPI/Utah, LLC is not directly relevant to our tax status as a real estate investment trust.

OPERATIONS

     The sole purposes of HCPI/Utah, LLC are to manage, operate, maintain, expand, redevelop, encumber or sell the real properties contributed to it by affiliates of the selling holders, and any other properties acquired by it, and to invest and ultimately distribute funds obtained from owning, operating or disposing of such properties. The operating agreement provides, however, that we, as managing member, may operate HCPI Utah, LLC in a manner that will enable us to satisfy the requirements for being classified as a real estate investment trust and avoid any federal income tax liability. Under the operating agreement, HCPI/Utah, LLC assumes and pays when due, or reimburses us for payment of, all costs and expenses that we incur for the benefit of or relating to its ownership and operation.

DISTRIBUTIONS

     Holders of non-managing member units are entitled to receive cumulative preferential distributions from the date of issue of those non-managing member units, payable on a quarterly basis. The right of holders of non-managing member units to receive cumulative preferential distributions means that, unless and until each of those quarterly distributions are paid in full, HCPI/Utah, LLC cannot make any distributions to us. These preferred distributions are an amount per unit equal to the amount payable with respect to each share of our common stock for the corresponding quarter (subject to adjustment in the event we pay a dividend or distribution on our common stock in shares of our common stock, split or subdivide our common stock or effect a reverse stock split or other combination of our common stock into a smaller number of shares). Following the payment of the preferred distribution to holders of the non-managing member units, HCPI/Utah, LLC is required to distribute the remaining cash available for distribution to us until all distributions of cash, including prior distributions, have been made to the members of HCPI/Utah, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding. Thereafter, the remaining cash available for distribution is distributed to the unitholders in proportion to their Sharing Percentages. The "Sharing Percentage" of a holder of non-managing member units is determined by multiplying 1% by a fraction, the numerator of which is the number of non-managing member units then outstanding and the denominator of which is the number of non-managing member units issued to the initial non-managing members and multiplying the result by a fraction, the numerator of which is the number of non-managing member units held by such unitholder, and the denominator of which is the total number of non-managing member units then outstanding. Our "Sharing Percentage," as the managing member of HCPI/Utah, LLC is equal to 100% minus the aggregate Sharing Percentage of the holders of non-managing member units.

     In the event of a taxable disposition of some of HCPI/Utah, LLC's real property, we may elect to distribute all or a portion of the net proceeds of the taxable disposition to the members. In this event, we must distribute these proceeds as follows:

     - first, to holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them;

     - second, to us until all distributions of cash, including prior distributions, have been made to the members of HCPI/Utah, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding;

     - third, to the holders of units in proportion to the number of units held by them in redemption of those units, as discussed below, until all non-managing member units have been redeemed; and

     - finally, the remaining balance to us.

     The distribution of the net proceeds from the taxable disposition of real property will constitute a return of capital to the unitholders of HCPI/Utah, LLC. As such, we will cause HCPI/Utah, LLC to reduce the number of units outstanding at the time of such distributions.

     Upon the refinancing of a property or the incurrence of additional debt, the repayment of which is secured by a property owned by HCPI/Utah, LLC, we may elect to distribute all or a portion of the refinancing or other debt proceeds to the members. In this event, we must distribute such proceeds:

     - first, to the holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them; and

     - second, the remaining balance to us.

ALLOCATION OF INCOME AND LOSS

     The operating net income and net loss of HCPI/Utah, LLC is generally allocated as follows:

     - operating net loss for any fiscal year is allocated to the unitholders in accordance with their Sharing Percentages;

     - operating net income for any fiscal year is allocated as follows:

      - first, to each unitholder to the extent necessary to offset any operating net loss previously allocated to such unitholder;

      - second, to each unitholder in an amount that will cause the current allocation together with all previous allocations of operating net income and net income resulting from the disposition of real property to be pro rata to the cumulative distributions received by such unitholder for the current and all prior fiscal years.

     In the event HCPI/Utah, LLC sells or otherwise disposes of any of its real properties, however, the net income or net loss attributable to such sale or disposition is generally allocated as follows:

     - net loss attributable to the sale or other disposition of real property is allocated to the holders of units in proportion to their Sharing Percentages;

     - net income attributable to the sale or other disposition of real property is allocated as follows:

      - first, to each unitholder to the extent necessary to offset any net loss previously allocated to such unitholder upon the sale or other disposition of a property;

      - second, to each unitholder in an amount that will cause the current allocation together with all previous allocations of operating net income and net income resulting from the disposition of a real property to be pro rata to the cumulative distributions received by such unitholder for the current and all prior fiscal years; and

      - thereafter, to each unitholder in proportion to the number of units held by them.

     In the event HCPI/Utah, LLC liquidates, the net income or net loss for that year is generally allocated as follows:

     - first, to holders of nonmanaging member units in such amounts as will cause their capital account per unit to be equal to the sum of: (a) the holder's preferred return shortfall per unit (if any), (b) the value of a share of our stock (subject to specified adjustments), and (c) their pro rata share of a 1% (subject to adjustment) sharing amount; and

     - thereafter to us.

     Each of the allocation provisions described above is subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and related Treasury Regulations.

TERM

     The operating agreement provides that HCPI/Utah, LLC will continue until December 31, 2058 unless extended upon the mutual agreement of the members or sooner dissolved by us in accordance with the provisions of the operating agreement. HCPI/Utah, LLC also will dissolve if:

     - we withdraw as the managing member and the non-managing members holding a majority of the non-managing member units then outstanding do not appoint a substitute managing member and elect in writing to continue the business of HCPI/Utah, LLC within 90 days;

     - we elect to dissolve it in accordance with the provisions of the operating agreement;

     - it sells substantially all of its assets and properties;

     - it is dissolved by judicial order;

     - we become bankrupt, unless within 90 days the non-managing members holding a majority of the outstanding non-managing member units elect in writing to continue the business of HCPI/Utah, LLC and to the appointment of a substitute managing member; or

     - all of the non-managing member units held by non-managing members have been exchanged for cash or our common stock.

INDEMNIFICATION

     The operating agreement provides that HCPI/Utah, LLC will indemnify us, our officers and directors and those other persons that we may designate. Our liability to HCPI/Utah, LLC and its members is limited for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions. See "Provisions of Maryland Law and the Company's Charter and Bylaws -- Limitation of Liability and Indemnification."

EXCHANGE RIGHTS

     The non-managing member units held by the selling holders will become exchangeable in whole or in part on January 25, 2000.

     Accordingly, each non-managing member has the right to cause us to acquire all or a portion of the non-managing member units held by it in exchange for, at our election, cash or shares of our common stock. Upon exchange, the tendering holder will receive either that number of exchange shares (the "Exchange Shares") determined by multiplying the number of non-managing member units tendered by an adjustment factor or, at our election an amount of cash equal to the market value of such number of Exchange Shares. As of the date of this prospectus, the adjustment factor is 1.0; however, the adjustment factor will be adjusted to account for the economic effect of the payment of any dividends or other distributions on our common stock in shares of common stock, any split or subdivision in our outstanding common stock, and any reverse stock split or other combination of our outstanding common stock into a smaller number of shares. If we elect to deliver cash in lieu of all or any portion of the Exchange Shares, the market value of those shares will be deemed to be the average of the closing trading price of our common stock for the 10 trading days ending on the second trading day immediately prior to the day on which the tendering holder delivers a notice of exchange to us. Non-managing member units that are acquired by us pursuant to the exercise of non-managing member's exchange rights will be held by us as non-managing member units, with the same rights and preferences of non-managing member units held by non-managing members of HCPI/ Utah, LLC.

     Our acquisition of the non-managing member units, whether they are acquired for shares of common stock or cash, will be treated as a sale of the non-managing member units to us for Federal income tax purposes. See "Material Federal Income Tax Considerations -- Tax Consequences of the Exercise of Exchange Rights."

     A tendering holder effecting an exchange of all or a portion of the non-managing member units held by him must deliver to us a notice of exchange as required by the operating agreement. A tendering holder shall have the right to receive the Exchange Shares or cash, which is payable in connection with the exchange, on the thirtieth day following our receipt of the notice of exchange. All Exchange Shares delivered will be as duly authorized, validly issued, fully paid and non-assessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our Articles of Restatement, our bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights or other agreement with respect to the Exchange Shares that the tendering holder has entered into. Notwithstanding any delay in delivery, the tendering holder shall be deemed the owner of such shares and vested with all rights of a stockholder as of the date on which the exchange occurs, including the right to vote or consent, and the right to receive dividends. Correspondingly, the tendering holder's right to receive distributions with respect to the tendered non-managing member units will cease as of the date on which the exchange occurs.

     We will not be obligated to effect an exchange of tendered non-managing member units if the issuance of Exchange Shares to the tendering holder would be prohibited under the provisions of our Articles of Restatement, particularly those which are intended to protect our qualification as an real estate investment trust. We will not be obligated to effect an exchange of tendered non-managing member units until the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                     COMPARISON OF HCPI/UTAH, LLC AND HCPI

     Generally, the nature of an investment in our common stock is similar in several respects to an investment in non-managing member units. However, there are also differences between ownership of non-managing member units and ownership of common stock, some of which may be material to investors.

     HCPI/Utah, LLC and HCPI are organized and incorporated in Delaware and Maryland, respectively. Upon the exchange of non-managing member units for our common stock, the rights of stockholders of HCPI will be governed by the Maryland General Corporation Law and by our charter and bylaws.

     The information below highlights the material differences between HCPI/Utah, LLC and us, relating to, among other things, form of organization, management control, voting rights, compensation and fees, investor rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of non-managing member units in understanding the ways in which their investment will be materially changed if they exchange their non-managing member units for shares of our common stock.

     The following discussion is summary in nature and does not constitute a complete discussion of these matters. The differences between the rights of HCPI/Utah, LLC unitholders and HCPI stockholders may be determined in full by reference to the Maryland General Corporation Law, the Delaware Limited Liability Company Act, our charter and bylaws, the operating agreement of HCPI/Utah, LLC, and the balance of this prospectus and the registration statement of which this prospectus is a part.

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
FORM OF ORGANIZATION AND ASSETS OWNED

HCPI/Utah, LLC is a Delaware limited liability         We are a Maryland corporation. We have elected
company. HCPI/Utah, LLC currently owns fifteen         to be taxed as a real estate investment trust
properties, and the sole membership interest in        under the Internal Revenue Code, commencing with
HCPI Davis North I, LLC, a Delaware limited            our taxable year ending December 31, 1985, and
liability company, which in turn owns one              intend to maintain our qualification as a real
property. All of HCPI/Utah, LLC's assets were          estate investment trust. As of December 31,
contributed to it by partnerships and limited          1999, our gross investment in our properties,
liability companies affiliated with the selling        including partnership and limited liability
holders. HCPI/Utah, LLC also has the right to          company interests and mortgage loans, was
acquire two additional properties.                     approximately $2.6 billion. As of December 31,
                                                       1999, our portfolio of 428 properties consisted
                                                       of:
                                                       - 176 long-term care facilities,
                                                       - 91 congregate care and assisted living
                                                         facilities,
                                                       - 22 acute care hospitals,
                                                       - Nine rehabilitation facilities,
                                                       - 82 medical office buildings,
                                                       - 46 physician group practice clinics and
                                                       - Two psychiatric care facilities.
PURPOSE
HCPI/Utah, LLC's purpose is to own, manage,            Under our charter, we may engage in the
operate, maintain, expand, rede-                       ownership of real property and any other

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
PURPOSE -- (CONTINUED)
velop, encumber or sell the properties owned by        lawful act or activity for which corporations
it and any other properties acquired by it in          may be organized under the Maryland law. Our
the future, and to invest and ultimately               qualification and taxation as a real estate
distribute the funds obtained from its business.       investment trust depends upon our ability to
                                                       meet the various qualification tests imposed
                                                       under the Internal Revenue Code relating to our
                                                       actual annual operating results, asset
                                                       diversification, distribution levels, and
                                                       diversity of stock ownership. See "Material
                                                       Federal Income Consequences -- Taxation of
                                                       Health Care Property Investors, Inc."
ADDITIONAL EQUITY
See "Operating Agreement -- Capital                    The board of directors may issue, in its
Contributions."                                        discretion, additional shares of common stock or
                                                       preferred stock. However, the total number of
                                                       shares issued cannot exceed the authorized
                                                       number of shares of stock described in our
                                                       charter.
BORROWING POLICIES

The operating agreement provides that HCPI/Utah,       We are not restricted under our charter or
LLC is permitted to incur or assume debt,              bylaws from incurring debt.
including debt to us or our affiliates.
The operating agreement provides that for a
period of ten years from the date that a
property securing the repayment of specified
nonrecourse indebtedness was contributed to
HCPI/Utah, LLC, or until the initial non-
managing members have disposed, in taxable
transactions of 80% of the non-managing member
units issued to them, the consent of the holders
of a majority of the non-managing member units
held by non-managing members is required before
HCPI/Utah, LLC:
- prepays such specified nonrecourse indebt-
  edness;
- refinances such specified nonrecourse
  indebtedness, unless such indebtedness is
  refinanced with nonrecourse indebtedness that
  does not require principal payments greater
  than the existing indebtedness and is secured
  solely by the property which secured the
  repayment of the existing indebtedness; or
- converts such specified nonrecourse
  indebtedness to recourse indebtedness.
MANAGEMENT CONTROL
All management powers over the business and            Our board of directors has exclusive control
affairs of HCPI/Utah, LLC are vested in us as          over our business affairs subject only to the
the managing member. No non-managing member has        applicable provisions of the Maryland law and
any right to participate in or exercise control        the provisions in our charter and bylaws.
or management

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
MANAGEMENT CONTROL -- (CONTINUED)
power over the business and affairs of
HCPI/Utah, LLC, except for actions which require
the consent of the holders of a majority of the
non-managing member units held by non-managing
members. See "Operating Agreement -- Management"
and "-- Voting Rights."
DUTIES OF MANAGING MEMBERS AND DIRECTORS
Under Delaware law, we, as managing member of          Under Maryland law, the board of directors must
HCPI/Utah, LLC, are accountable to HCPI/Utah,          perform their duties in good faith, in a manner
LLC as a fiduciary and, consequently, are              that they reasonably believe to be in our best
required to exercise good faith and integrity in       interests and with the care of an ordinarily
all of our dealings with respect to HCPI/Utah,         prudent person in a like position under similar
LLC's affairs.                                         circumstances. Directors who act in such a
                                                       manner generally will not be liable by reason of
                                                       being a director. Under Maryland law, an act of
                                                       a director is presumed to satisfy such
                                                       standards.
MANAGEMENT LIABILITY AND INDEMNIFICATION

HCPI/Utah, LLC has agreed to indemnify us, our         Our charter contains a provision which
director and officers and any other persons we         eliminates the liability of directors and
designate from and against all claims and              officers to us and our stockholders to the
expenses, judgments, and other amounts incurred        fullest extent permitted by Maryland law.
in connection with any actions relating to the         Neither the provisions of our charter nor
operation of HCPI/Utah, LLC in which these             Maryland law limit the ability of us or our
indemnitees are involved, unless:                      shareholders to obtain other relief, such as
- the act taken by an indemnitee was in bad            injunction or recision. Our bylaws provide for
  faith and was material to the action;                indemnification of directors and officers to the
- an indemnitee received an improper personal          fullest extent permitted by Maryland law.
  benefit; or
- in the case of any criminal proceeding, an
  indemnity had reasonable cause to believe the
  act was unlawful.
HCPI/Utah, LLC is obligated to reimburse the
reasonable expenses incurred by an indemnitee in
advance of the final disposition of the
proceeding if such indemnitee provides
HCPI/Utah, LLC with an affirmation of its good
faith belief that the standard of conduct
necessary for indemnification has been met and
an undertaking to repay the amount of the
reimbursed expenses if it is determined that
such standard was not met. No member of
HCPI/Utah, LLC, including HCPI, is obligated to
make capital contributions to enable HCPI/Utah,
LLC to fund these indemnification obligations.
The operating agreement generally provides that
we will not incur liability to HCPI/Utah, LLC or
any non-managing member for losses sustained or
liabilities incurred as a result of errors in
judgment or of any act or omission if we acted
in good faith. In addition, we are not
responsible for

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
MANAGEMENT LIABILITY AND INDEMNIFICATION -- (CONTINUED)
any misconduct or negligence on the part of our
officers, directors or other agents, provided we
appointed such agents in good faith. We may
consult with legal counsel, accountants,
appraisers, management consultants, investment
bankers and other consultants and advisors, and
any action we take or omit to take in reliance
upon their opinion, as to matters which we
reasonably believe to be within their
professional or expert competence, will be
conclusively presumed to have been done or
omitted in good faith and in accordance with
their opinion.
ANTI-TAKEOVER PROVISIONS

Except in limited circumstances (See "-- Voting        Our charter, bylaws and agreements to which we
Rights" below), we have exclusive management           are a party contain a number of provisions that
power over the business and affairs of                 may delay or discourage an unsolicited proposal
HCPI/Utah, LLC. Accordingly, we may hinder the         for the acquisition or the removal of incumbent
ability of HCPI/Utah, LLC to engage in a merger        management. These provisions include:
transaction or other business combination. We          (1) a staggered Board of Directors;
may not be removed as managing member by the           (2) authorized capital stock that may be issued
other members with or without cause. We must               as preferred stock in the discretion of the
obtain the consent of the holders of a majority            board of directors, with voting or other
of the non-managing member units held by non-              rights superior to the common stock;
managing members causing HCPI/Utah, LLC to enter       (3) provisions designed to avoid concentration
into a merger transaction at any time prior to             of share ownership in a manner that would
ten years from the date of the contribution of             jeopardize our status as a real estate
properly to HCPI/Utah, LLC by the selling                  investment trust under the Internal Revenue
holders. These limitations may have the effect             Code;
of hindering the ability of HCPI/Utah, LLC to          (4) super-majority vote for business
enter into business combinations.                          combinations; and
A non-managing member generally may not transfer       (5) a stockholder rights plan.
all or any portion of its membership interest in       See "Description of Capital Stock." Maryland law
HCPI/Utah, LLC without first offering that             also contains provisions which could delay,
membership interest to us and otherwise obtain         defer or prevent a change of control or other
our consent. Accordingly, we may elect to              transaction. See "Provisions of Maryland Law and
exercise our right of first refusal to prevent a       Health Care Property Investors, Inc.'s Charter
membership interest from being transferred to a        and Bylaws."
particular third party. Furthermore, upon the
transfer by a non-managing member of its
membership interest in HCPI/Utah, LLC, the
transferee may become a member of HCPI/Utah, LLC
only upon our approval, which we may give or
withhold in our sole and absolute discretion.
Until admitted to HCPI/Utah, LLC as a member, a
transferee of a membership interest is not
entitled to vote on any matter submitted to the
members for their approval.
The ability of a non-managing member to transfer
its membership interest in HCPI/Utah, LLC may be
further hindered

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
ANTI-TAKEOVER PROVISIONS -- (CONTINUED)
by other factors. See "Operating Agree-
ment -- Transferability of Interests."
VOTING RIGHTS

Under the operating agreement, the non-managing        The Board of Directors is classified into three
members have voting rights only as to                  classes of directors whose terms are staggered.
specified matters including:                           At each annual meeting of the stockholders, the
- dissolving HCPI/Utah, LLC unless the initial         stockholders elect the successors of the class
  non-managing members have disposed of 90% of         of directors whose three-year term has expired.
  the non-managing member units issued to them         Maryland law requires that major corporate
  in exchange for their contribution of property       transactions, including most amendments to our
  to HCPI/Utah, LLC prior to the third anni-           charter, must have stockholder approval as
  versary of the issuance of such non-managing         described below. All shares of common stock have
  member units or 80% of such non-managing             one vote per share. Our charter permit the board
  member units thereafter;                             of directors to classify and issue preferred
- amending the operating agreement, except in          stock in one or more series having voting power
  limited circumstances;                               which may differ from that of the common stock.
- causing HCPI/Utah, LLC to refinance or replace       See "Description of Capital Stock."
  specified nonrecourse indebtedness or convert
  such nonrecourse indebtedness into recourse
  indebtedness for a period of ten years from
  the date the property securing such existing
  indebtedness was contributed to HCPI/Utah, LLC
  as discussed above under "-- Borrowing Poli-
  cies;" and
- those other actions discussed above under
  "Operating Agreement -- Management."
The non-managing members generally do not
otherwise have the right to vote on decisions
relating to the operation or management
HCPI/Utah, LLC.

     The following is a comparison of the voting rights of the non-managing members of HCPI/Utah, LLC and of our stockholders as they relate to major transactions:

A. AMENDMENT OF THE CHARTER DOCUMENTS
Amendments to the operating agreement may be           Under Maryland law and our charter, most
proposed by us as managing member of                   amendments to our charter must be approved by
HCPI/Utah, LLC or by holders of a majority of          the board of directors and by the affirmative
the non-managing member units held by                  vote of at least two-thirds of the votes
non-managing members. Such proposal, in order to       entitled to be cast at a meeting of
be effective, must be approved by the holders of       stockholders.
a majority of the outstanding managing member          The affirmative vote of holders of at least 90%
units and non-managing member units voting             of our voting stock is required to repeal or
together. In addition, amendments that would,          amend the provisions of the charter relating to:
among other things:                                    (1) business combinations,
- convert a non-managing member's interest into        (2) the classification, removal and setting of
  a managing member interest;                              the minimum and maximum number of our
- modify the limited liability of any non-                 directors and
  managing member;                                     (3) limitations on ownership of our voting
- alter the interest of any non-managing member          capital stock.
  in profits, losses or distributions;

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
A. AMENDMENT OF THE CHARTER DOCUMENTS -- (CONTINUED)
- alter or modify the right of a non-managing          See "Description of Capital Stock."
  member to exchange its non-managing member
  units for our common stock; or
- cause the termination of HCPI/Utah, LLC at a
  time inconsistent with the terms of the
  operating agreement,
must be approved by each non-managing member
that would be adversely affected by any such
amendment. We may amend the operating agreement
without the consent of the non-managing members
if the purpose or the effect of such amendment
is to make administrative or inconsequential
changes, comply with any federal or state agency
rulings, guidelines or directives, or as are
necessary for us to maintain our status as a
real estate investment trust
B. VOTE REQUIRED TO DISSOLVE; VOTE REQUIRED TO SELL ASSETS OR MERGE

Dissolution. The consent of HCPI and the holders       Under Maryland law, our board of directors and
of a majority of the non-managing members is           holders of at least two-thirds of the
generally required to dissolve HCPI/Utah, LLC.         outstanding common stock must approve our
See "-- Voting Rights."                                dissolution. Our charter require that "Busi-
Sale of Assets. Unless we first obtain the             ness Combinations" between us and a beneficial
consent of the holders of a majority of the            holder of 10% or more of our outstanding voting
non-managing member units held by non-managing         stock be approved by the affirmative vote of at
members, we may not cause HCPI/Utah, LLC to            least 90% of our outstanding voting shares,
dispose of any of eleven properties for a period       unless approved in advance by our board or the
of ten years, to dispose of one property for a         "Business Combination" is between us and a
period of thirteen years and to dispose of its         wholly owned subsidiary. See the disclosure
remaining properties for a period of twenty            under "Transfer Restrictions, Redemption and
years, with each time period measured from the         Business Combination Provisions" in this
date such property was contributed to HCPI/Utah,       prospectus. No approval of our stockholders is
LLC. These restrictions are removed, however, if       required for any sale of less than all or
the initial non-managing members have disposed         substantially all of our assets which is not a
of 80% of the non-managing member units issued         business combination.
to them in taxable transactions.
Merger. See "-- Anti-Takeover Provisions."
COMPENSATION, FEES AND DISTRIBUTIONS
We do not receive any compensation for our             Our officers and outside directors receive
services as managing member of HCPI/Utah, LLC.         compensation for their services as more fully
HCPI/Utah, LLC will, however, reimburse HCPI           described in the compensation information
for all expenses incurred relating to the              incorporated by reference in our annual report
ongoing operation of HCPI/Utah, LLC and any            on form 10-K, which is incorporated by reference
other offering of additional interests in              into this prospectus.
HCPI/Utah, LLC.
LIABILITY OF INVESTORS
Under the operating agreement and applicable           Under Maryland law, our stockholders are not
Delaware law, the liability of the non-                personally liable for our debts or obligations.
managing members for the debts and obligations
of HCPI/Utah, LLC is generally limited to the
amount of their investment in

         HCPI/ UTAH, LLC/ DELAWARE LAW                                HCPI/ MARYLAND LAW
LIABILITY OF INVESTORS -- (CONTINUED)
HCPI/Utah, LLC, together with their interest in
any undistributed income, if any.
LIQUIDITY
Except in limited circumstances, see "Oper-            Shares of common stock issued pursuant to this
ating Agreement -- Transferability of Inter-           prospectus will be freely transferable, subject
ests," a non-managing member may not transfer          to prospectus delivery and other requirements of
all or any portion of its membership interest          the Securities Act, and the transfer
in HCPI/Utah, LLC without first offering that          restrictions in our charter.
membership interest to us and otherwise                Our common stock is listed on the New York Stock
obtaining our consent. HCPI has the right to           Exchange. The breadth and strength of this
receive an opinion of counsel in connection with       secondary market will depend, among other
the transfer of a membership interest by a             things, upon the number of shares outstanding,
non-managing member to the effect that the             our financial results and prospects, the general
transfer may be effected without registration          interest in our and other real estate
under the Securities Act and will not otherwise        investments, and our dividend yield compared to
violate any applicable federal or state                that of other debt and equity securities.
securities law.
A transferee of a non-managing member's interest
in HCPI/Utah, LLC may not become a member of
HCPI/Utah, LLC without our consent.
TAXES
HCPI/Utah, LLC itself is not subject to federal        Distributions made by us to our taxable domestic
income taxes. Instead, each holder of units            stockholders out of our current or accumulated
includes its allocable share of HCPI/Utah, LLC's       earnings and profits will be taken into account
taxable income or loss in determining its              by them as ordinary income. Distributions that
individual federal income tax liability. Cash          we designate as capital gain dividends generally
distributions from HCPI/Utah, LLC are not              will be taxed as gains from the sale or
taxable to a holder of non-managing member units       disposition of a capital asset. Distributions in
except to the extent they exceed such holder's         excess of our current or accumulated earnings
basis in its interest in HCPI/Utah, LLC (which         and profits will be treated as a non-taxable
will include such holder's allocable share of          return of basis to the extent of a stockholder's
HCPI/Utah, LLC's non-recourse debt).                   adjusted basis in its common stock, with the
Income and loss from HCPI/Utah, LLC generally          excess taxed as capital gain. See "Material
are subject to the "passive activity"                  Federal Income Tax Consequences."
limitations. Under the "passive activity"              Dividends paid by us will be treated as
limitations, income and loss from HCPI/Utah, LLC       "portfolio" income and cannot be offset with
that is considered "passive income" generally          losses from "passive activities."
can be offset against income and loss from other       Stockholders who are individuals generally will
investments that constitute "passive                   not be required to file state income tax returns
activities."                                           and/or pay state income taxes outside of their
Holders of non-managing member units are               state of residence with respect to our
required, in some cases, to file state income          operations and distributions. We may be required
tax returns and/or pay state income taxes in the       to pay state income taxes in various states.
states in which HCPI/Utah, LLC owns property,
even if they are not residents of those states.

                         PROVISIONS OF MARYLAND LAW AND
                           HCPI'S CHARTER AND BYLAWS

     The following paragraphs summarize provisions of Maryland law and describe our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Under the bylaws, we have seven directors unless changed by the board of directors or our stockholders. However, this number may not be fewer than the minimum number required under Maryland law nor more than nine. Maryland law requires a minimum of three directors under current circumstances. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors. Other vacancies may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. Pursuant to the charter, the directors are divided into three classes. Three directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2000. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2001. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2002. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. We believe that classification of the board of directors helps to assure the continuity and stability of our business strategies and policies.

     The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. A change in a majority of the board of directors will generally require at least two annual meetings of stockholders, instead of one. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock can elect all of the successors of the class of directors whose term expires at that meeting and the holders of the remaining shares of common stock cannot elect any directors.

REMOVAL OF DIRECTORS

     Under the terms of our charter and Maryland law, a director of ours may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of our voting stock or by a unanimous vote of all other directors. The Maryland General Corporation Law does not define the term "cause." As a result, removal for "cause" is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. Our stockholders may elect a successor to fill any vacancy which results from the removal of a director.

BUSINESS COMBINATIONS; OWNERSHIP RESTRICTIONS

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

     - an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Because our board of directors believes it is essential for us to continue to qualify as a real estate investment trust, our charter contain restrictions on the ownership and transfer of our capital stock which are intended to assist us in complying with these requirements.

     The ownership limit relating to common stock described in the charter provides that, if the board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the board of directors shall have the power:

          (1) by lot or other means deemed equitable by it to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of the board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our capital stock, and

          (2) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

     Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest in the securities in question.

     The purchase price for any voting shares of capital stock so redeemed shall be equal to:

     - the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or

     - the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or

     - if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by us; or

     - if no losing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of stock as determined by the board of directors under the provisions of applicable law.

From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     Our charter require that, except if the acquisition is unanimously approved in advance by the Board or the transaction is with another corporation which we own 100% of their voting stock, business combinations (as defined below) between us and a beneficial holder of 10% or more of our outstanding voting stock (a "related person") be approved by the affirmative vote of at least 90% of our outstanding voting shares. A business combination is defined in the charter as:

          (1) any merger or consolidation of us with or into a related person,

          (2) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of our assets, including, without limitation, any voting securities of our subsidiaries to a related person,

          (3) any merger or consolidation of a related person with or into us,

          (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us,

          (5) the issuance of any of our securities (other than by way of pro rata distribution to all stockholders) to a related person, and

          (6) any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination. The term "substantial part" is defined in the charter to mean more than 10% of the book value of our total assets as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     The foregoing provisions of the charter may not be amended without the affirmative vote of at least 90% of our outstanding voting shares.

     The rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. The board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the board of directors believes that inclusion of the business combination provisions in the charter and the rights may help assure fair treatment of stockholders and preserve our assets.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-fifth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

     Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our charter and bylaws do not provide for any such exemption.

AMENDMENTS TO THE CHARTER

     Provisions of our charter on business combinations, the number of directors, classification of the board of directors and ownership restrictions may be amended only if approved by our board of directors by a majority vote and by our shareholders by the affirmative vote of the holders of not less than 90% of all of the votes entitled to be cast on the matter. Other amendments to our charter require approval by our board of directors by a majority vote and approval by our stockholders by the affirmative vote of holders of shares entitled to cast a two-thirds of all the votes entitled to be cast on the matter.

AMENDMENT TO THE BYLAWS

     Provisions of our bylaws on the number of directors and the vote required to amend the bylaws may be amended only by unanimous vote of the board of directors or the affirmative vote of the holders of not less than 90% of all of the votes entitled to be cast on the matter. Other amendments to our bylaws require the affirmative vote of a majority of the entire board of directors or the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF HEALTH CARE PROPERTY INVESTORS, INC.

     Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS; PROCEDURES OF SPECIAL MEETINGS REQUESTED BY STOCKHOLDERS

     Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

     - pursuant to our notice of the meeting;

     - by or at the direction of the board of directors; and

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

     Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF MARYLAND LAW, OUR RIGHTS PLAN AND OF THE CHARTER AND BYLAWS

     The provisions in the charter on classification of the board of directors and removal of directors and business combinations and bylaws do not contain exemptions from the control share acquisition statutes, the business combinations and control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws, the provisions of our bylaws relating to stockholder-requested special meetings and our stockholder rights plan may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which limits liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

     Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

     - any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

     - any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

     The bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

     Unless a corporation's charter provides otherwise, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not alter this requirement.

     Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

     - judgments;

     - penalties;

     - fines;

     - settlements; and

     - reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

     Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

     Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     The operating agreement also provides for indemnification of us, as managing member, and our officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The operating agreement also limits our liability to HCPI/Utah, LLC and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith.

     It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax consequences anticipated to be material to purchasers of our common stock. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending upon your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder in light of his or her personal investments or tax circumstances, or to stockholders who receive special treatment under the federal income tax law, or to holders of units, except to the extent discussed under the headings "-- Taxation of Tax-Exempt Stockholders" on page 62, "-- Taxation of Non-U.S. Stockholders" on page 63 and "-- Tax Consequences of the Exercise of Exchange Rights" on page 49. Holders of units or common stock receiving special treatment include, without limitation:

     - insurance companies;

     - financial institutions or broker-dealers;

     - tax-exempt organizations;

     - stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes; and

     - foreign corporations or partnerships and persons who are not citizens or residents of the United States.

     In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of the units or our common stock.

     The information in this section is based on:

     - the Internal Revenue Code,

     - current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code,

     - the legislative history of the Internal Revenue Code,

     - current administrative interpretations and practices of the Internal Revenue Service, and

     - court decisions,

all as of the date of this prospectus. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax consequences contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF:

     - THE DISPOSITION OF THE UNITS;

     - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

     - OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND

     - POTENTIAL CHANGES IN THE TAX LAWS.

TAX CONSEQUENCES OF THE EXERCISE OF EXCHANGE RIGHTS

     If you exchange the units for common stock, the transaction will be a fully taxable transaction. In the exchange, you will generally recognize gain (or loss) to the extent that the value of the common stock received pursuant to the exchange, plus the amount of liabilities of HCPI/Utah, LLC that is allocated to the units being exchanged, exceeds (is less than) your tax basis in the units. As a result, the gain you recognize or even the amount of tax you are required to pay, could exceed the value of the common stock you receive in the exchange. Whether you can recognize a loss resulting from an exchange is subject to a number of limitations set forth in the Internal Revenue Code. The character of any such gain or loss as capital or ordinary will depend on what types of assets HCPI/Utah, LLC holds at the time of the exchange.

TAXATION OF HEALTH CARE PROPERTY INVESTORS, INC.

     General

     We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1985. We intend to continue to operate in this manner. However, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See
"-- Failure to Qualify" on page 58.

     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of these sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its stockholders. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of these materials.

     Latham & Watkins, Los Angeles, California has acted as our tax counsel in connection with this issuance and our election to be taxed as a real estate investment trust. In the opinion of Latham & Watkins, commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the

Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion was rendered as of January 25, 2000, and Latham & Watkins undertakes no obligation to update its opinion subsequent to this date.

     The opinion of Latham & Watkins is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify" on page 58.

     For so long as we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. We will be required to pay federal income taxes, however, as follows:

     - We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

     - We may be required to pay the "alternative minimum tax" on our items of tax preference.

     - If we have (a) net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property. In addition, beginning in 2001, the term "foreclosure property" will also include any qualified health care property acquired by a real estate investment trust as the result of the termination of a lease of such property, even if the termination is not due to a default.

     - We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% or 95% gross income test, as described below, but have maintained our qualification as a real estate investment trust, we will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

     - We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

     - If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then under treasury regulations not yet promulgated we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of such gain assume that we will make an election under Internal Revenue Service Notice 88-19.

     Requirements for Qualification as a Real Estate Investment Trust

     The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

          (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

          (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition
(6), pension funds and specified other tax-exempt entities generally are treated as individuals, except a "look-through" exception applies with respect to pension funds.

     We believe that we have satisfied conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding transfer and, in certain cases, ownership of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirement described in (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock" on page 10. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify" on page 58.

     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of a Partnership Interest

     We own, directly or indirectly, interests in various partnerships and limited liability companies. Income tax regulations provide that if we are a partner in a partnership or member of a limited liability company, we will be deemed to own our proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership or limited liability company. The character of the assets and gross income of the partnership or limited liability company, as the case may be, retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the partnerships and limited liability companies in which we own a direct or indirect interest are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Partnerships" on page 57.

     Qualified Real Estate Investment Trust Subsidiaries

     We own a number of properties through wholly-owned subsidiaries that we believe will be treated as "qualified real estate investment trust subsidiaries" under Internal Revenue Code Section 856(i). A qualified real estate investment trust subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a qualified real estate investment trust subsidiary shall be treated as assets, liabilities and such items, as the case may be, of the real estate investment trust. In applying the real estate investment trust requirements described in this prospectus, our qualified real estate investment trust subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and such items. A qualified real estate investment trust subsidiary will not be required to pay federal income tax, and our ownership of the voting stock of a qualified real estate investment trust will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of our total assets.

     Income Tests

     We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust.

     - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) specified types of temporary investments.

     - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:

     - the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales;

     - we, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in a tenant whose rents payable to us are to be included in "rents from real property;"

     - no rent is attributable to personal property, other than personal property leased in connection with a lease of real property, and for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease, (otherwise the portion of rent attributable to personal property will not qualify as "rents from real property"); and

     - we generally do not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Under recently enacted legislation, described below, beginning in 2001, if we own any taxable REIT subsidiaries, the subsidiaries may provide both customary and noncustomary services to our tenants (other than the management or operation of a health care facility).

     We generally do not intend to receive rent which fails to qualify as "rents from real property." We may, however, have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a real estate investment trust.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

     - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our income to our federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "Taxation of Health Care Property Investors,
Inc. -- General" on page 49, even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

     Prohibited Transaction Income

     Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain includes our share of any such gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and other properties. We intend to make occasional sales of our properties as are consistent with our investment objectives. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     Asset Tests

     At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

     - First, at least 75% of the value of our total assets, including assets held by our qualified real estate investment trust subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments, that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period commencing on the date of the offering.

     - Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

     As discussed above, a real estate investment trust cannot currently own more than 10% of the outstanding voting securities of any one issuer. Recently, legislation was enacted that limits a real estate investment trust's ability to own more than 10% by vote or value of the securities of another issuer. The legislation would allow a real estate investment trust to own any percentage of the voting securities and value of a corporation which jointly elects with the real estate investment trust to be a taxable REIT subsidiary, provided all of a real estate investment trust's taxable REIT subsidiaries do not represent more than 20% of the real estate investment trust's total assets and at least 75% of the real estate investment trust's total assets are real estate assets or other qualifying assets. In addition, dividend income from a taxable REIT subsidiary will be nonqualifying income under the 75% gross income test. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust. However, a taxable REIT subsidiary may not manage or operate a health care facility. Additionally, the legislation includes a provision that would prevent a taxable REIT subsidiary from deducting interest on debt funded directly or indirectly by a real estate investment trust if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense were satisfied. Also, in some cases, the legislation imposes a 100% tax on a real estate investment trust if its rental, service or other agreements with its taxable REIT subsidiary are not on arm's-length terms. This legislation will require us to monitor our investments in corporations, and possibly restructure these investments if we own more than 10% of the value of the securities of any of these corporations. The provisions discussed above are generally effective for taxable years beginning after December 31, 2000, and, assuming specified requirements are met, do not apply to investments made prior to July 12, 1999. In addition, the legislation includes a provision that allows qualifying corporations to convert into "taxable REIT subsidiaries" tax-free.

     Annual Distribution Requirements

     To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

     - 95% of our "real estate investment trust taxable income"; and

     - 95% of our after tax net income, if any, from foreclosure property; minus

     - the excess of the sum of specified items of noncash income over 5% of "real estate investment trust taxable income" as described above. Our "real estate investment trust taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation within the ten-year period following our acquisition of such asset, we would be required, pursuant to treasury regulations not yet issued, to distribute at least 95% of the after-tax gain, if any, recognized by us on the disposition of the asset, to the extent such gain does not exceed the excess of
(a) the fair market value of the asset on the date we acquired the asset over
(b) our adjusted basis in the asset on the date we acquired the asset.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided in "-- Taxation of Taxable U.S. Stockholders" on page 65, these distributions are taxable to holders of our stock, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential. To avoid this treatment, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "real estate investment trust taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our "real estate investment trust taxable income" will be less than our cash flow due to the allowance for depreciation and other non-cash charges in computing "real estate investment trust taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. In addition, pursuant to recently enacted legislation, the 95% distribution requirement discussed above will be reduced to 90%, effective for taxable years beginning after December 31, 2000.

     We may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

     Furthermore, we would be required to pay a 4% excise tax on the excess of the required distribution over the amount, if any, by which our actual annual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year and any undistributed taxable income from prior periods. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated as made on December 31 of the prior year.

TAX ASPECTS OF THE PARTNERSHIPS

     The ownership of an interest in a partnership or limited liability company treated as a partnership for federal income tax purposes may involve special tax risks, including the possible challenge by the Internal Revenue Service of:

     - allocations of income and expense items, which could affect the computation of our taxable income; and

     - the status of the partnership or limited liability company as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes.

     If any of our partnerships or limited liability companies were treated as an association taxable as a corporation for federal income tax purposes, the partnership or limited liability company would be treated as a taxable entity. In addition, in such a situation, the following would occur:

     - If we owned more than 10% of the outstanding voting securities (or after 2000, more than 10% in value of the outstanding securities) of such partnership or limited liability company, or the value of such securities exceeded 5% of the value of our assets, we would fail to satisfy the asset tests described above and would therefore fail to qualify as a real estate investment trust.

     - Distributions from any such partnership or limited liability company to us would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for us to satisfy this test.

     - The interest in the partnership or limited liability company held by us would not qualify as a "real estate asset," which could make it more difficult for us to meet the 75% asset test described above.

     - We would not be able to deduct our share of any losses generated by the partnership or limited liability company in computing our taxable income.

     See "-- Failure to Qualify" below for a discussion of the effect of our failure to meet such tests for a taxable year. We believe that each of the partnerships and limited liability companies in which we own an interest will be treated as a partnership, rather than an association taxable as a corporation. No assurance can be given that the Internal Revenue Service will not successfully challenge the Federal income tax status of the partnerships and limited liability companies as partnerships.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax and possibly increased state and local taxes, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, stockholders will be required to pay tax on all distributions to them at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX LIABILITIES AND ATTRIBUTES INHERITED FROM AHP

     On November 4, 1999, we acquired American Health Properties, Inc., or AHP, in a merger. AHP had also made an election to be taxed as a real estate investment trust. If AHP failed to qualify as a real estate investment trust for any of its taxable years, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, AHP would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. We, as successor-in-interest to AHP, would be required to pay this tax. The built-in gain rules described under "-- Taxation of Health Care Property Investors,
Inc. -- General" above would apply with respect to any assets acquired by us from AHP in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if AHP failed to qualify as a real estate investment trust at any time during its existence. In that case, if we were not to make an election under IRS Notice 88-19, AHP would recognize taxable gain as a result of the merger under the built-in gain rules, notwithstanding that the merger otherwise qualified as a tax-free reorganization under Internal Revenue Code. The liability for any tax due with respect to the gain described above would have been assumed by us in the merger. We intend, however, to make a protective election under IRS Notice 88-19 with respect to the merger to prevent the recognition of this gain. Even with this election, under these circumstances, if we disposed of any of the assets acquired from AHP during a specified ten-year period, all or a portion of the gain on this disposition would be subject to tax at the highest corporate tax rate under the built-in gain rules. In addition, in connection with the merger, we will succeed to various tax attributes of AHP if the merger were treated as a tax-free reorganization under the Internal Revenue Code, including any undistributed C corporation earnings and profits of AHP. If AHP qualified as a real estate investment trust for all years prior to the merger and the merger were treated as a tax-free reorganization under the Internal Revenue Code, then AHP would not have any undistributed C corporation earnings and profits. If, however, AHP failed to qualify as a real estate investment trust for any year, then it is possible that we acquired undistributed C corporation earnings and profits from AHP. If we did not distribute these C corporation earnings and profits prior to the end of 1999, we would fail to qualify as a real estate investment trust. Furthermore, after the merger, the asset and income tests described in "-- Requirements for Qualification as a Real Estate Investment Trust -- Income Tests" and "-- Asset Tests" will apply to all of our assets, including the assets acquired from AHP, and to all of our income, including the income derived from the assets we acquired from AHP. As a result, the nature of the assets that we acquire from AHP and the income derived from those assets may have an effect on our tax status as a real estate investment trust.

     Qualification as a real estate investment trust required AHP to satisfy numerous requirements, some on an annual and others on a quarterly basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to AHP's:

     - actual annual operating results;

     - asset diversification;

     - distribution levels, including the effect, if any, of the characterization of AHP's psychiatric group preferred stock on distribution levels; and

     - diversity of stock ownership.

     There are only limited judicial and administrative interpretations of these requirements and qualification as a real estate investment trust involves the determination of various factual matters and circumstances which were not entirely within AHP's control.

     AHP's real estate investment trust counsel rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation enabled it to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion assumed, among other things, the accuracy of an opinion rendered by AHP's corporate counsel with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon, which corporate counsel's opinion was based on the facts, representations and assumptions stated therein.

     Because many of the properties formerly owned by AHP, and now owned by us, have fair market values in excess of their tax bases, assuming the merger is treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, AHP's tax basis in the assets transferred in the merger carried over to us. This lower tax basis will cause us to have lower depreciation deductions and will result in higher gain on sale with respect to these properties than would be the case if these properties had been acquired by us in a taxable transaction.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     When we use the term "U.S. stockholder," we mean a holder of shares of our capital stock who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

     - an estate which is required to pay United States federal income tax regardless of the source of its income; or

     - a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

     Distributions Generally

     Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations . For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding series A preferred stock, series B preferred stock and series C preferred stock and then to the common stock.

     To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions

     Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain, to the extent that such gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

     Passive Activity Losses and Investment Interest Limitations

     Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

     Retention of Net Long-Term Capital Gains

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

     - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

     - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

DISPOSITIONS OF COMMON STOCK

     If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. Stockholders" on page 63.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a real estate investment trust. A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to our stockholders.

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are non-U.S. stockholders. When we use the term "non-U.S. stockholder" we mean stockholders who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

     We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on a disposition of the units and an investment in our shares.

                                SELLING HOLDERS

     "Selling holders" are those persons who may receive shares of our common stock registered pursuant to this registration statement upon exchange of non-managing member units. The following table provides the names of the selling holders, the number of non-managing member units owned by the selling holders and the aggregate number of shares of common stock that will be owned by the selling holders after the exchange. The number of shares on the following table represents the number of shares of common stock into which the non-managing member units held by the person are currently exchangeable and assumes that no change in the adjustment factor, which determines the number of shares of our common stock issuable upon the exchange of an HCPI/Utah, LLC unit, will have occurred. A change in the adjustment factor will occur if we declare a dividend on our common stock payable in common stock, split or subdivide our common stock or effect a reverse stock split or combine our common stock into a smaller number of shares.

     Since the selling holders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling holders will offer pursuant to this prospectus or that each selling holder will own upon completion of the offering to which this prospectus relates. The selling holders, prior to their exchange of non-managing member units, do not own any of our common stock.

     The selling holders named below may from time to time offer the shares of common stock offered by this prospectus:

                                        NON-MANAGING      COMMON STOCK OWNED FOLLOWING
                                        MEMBER UNITS           THE EXCHANGE(1)(2)
                                     OWNED PRIOR TO THE   -----------------------------
               NAME                     EXCHANGE(1)          SHARES          PERCENT
-----------------------------------  ------------------   -------------   -------------
Boyer Castle Dale Medical Clinic,
  L.L.C............................        17,267             17,267             *
Boyer Centerville Clinic Company,
L.C. ..............................        16,772             16,722             *
Boyer Elko, L.C. ..................        26,012             26,012             *
Boyer Desert Springs, L.C. ........       114,153            114,153             *
Boyer Grantsville Medical, L.C. ...         5,338              5,338             *
Boyer-Ogden Medical Associates,
  LTD. ............................           786                786             *
Boyer Ogden Medical Associates
  No. 2, LTD. .....................        36,595             36,595             *
Boyer Salt Lake Industrial Clinic
  Associates, LTD. ................        12,350             12,350             *
Boyer-St. Mark's Medical
  Associates, LTD. ................       104,778            104,778             *
Boyer McKay-Dee Associates,
  LTD. ............................        71,295             71,295             *
Boyer St. Mark's Medical Associates
  #2, LTD. ........................        47,530             47,530             *
Boyer Iomega, L.C. ................        74,299             74,299             *
Boyer Springville, L.C. ...........        45,678             45,678             *
Boyer Primary Care Clinic
  Associates, LTD. #2..............        20,394             20,394             *
                                          -------            -------          ----
          Total....................       593,247            593,247          1.15%
                                          =======            =======          ====

-------------------------
 *  Represents less than 1% of the total outstanding shares of our common stock.

(1) Based on information available to us as of January 21, 2000.

(2) Assumes the selling holders exchange all of their non-managing member units for shares of common stock. Also assumes that no transactions with respect to common stock or non-managing member units occur other than the exchange.

     The operating agreement provides that the selling holders may transfer their non-managing member units. Such transferees of the non-managing members' units may also be selling holders under this prospectus. We will file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to describe the required information regarding any additional selling holder. We will also file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to describe any material arrangements for the distribution of the shares when such arrangements are entered into by the selling holders and any broker-dealers that participate in the distribution of shares of our common stock.

                              PLAN OF DISTRIBUTION

     This prospectus relates to:

          (1) the possible issuance by us of the shares of our common stock if, and to the extent that, holders of non-managing member units tender such non-managing member units for exchange; and

          (2) the offer and sale from time to time of any shares that may be issued to holders of such non-managing member units.

     We have registered the shares for sale to provide the holders of non-managing member units with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders of non-managing member units.

     We will not receive any proceeds from the issuance of the shares of common stock to the selling holders or from the sale of the shares by the selling holders, but we have agreed to pay the following expenses, estimated to be $63,038, of the registration of the shares:

     - all registration and filing fees;

     - fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications; and

     - the fees and expenses incurred in connection with listing our common stock on each securities exchange on which our similar securities issued are then listed.

     We have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of our common stock. We also have no obligation to pay any out-of-pocket expenses of the selling holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the common stock.

     Shares of our common stock may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling holders and the purchasers of shares for whom they may act as agent. The sale of the shares by the selling holders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The selling holders and any dealers or agents that participate in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the

Securities Act and any profit on the sale of shares of our common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     In connection with distribution of the shares of common stock covered by this prospectus:

     - the selling holders may enter into hedging transactions with broker-dealers,

     - the broker-dealers may engage in short sales of the common stock in the course of hedging the position they assume with the selling holders,

     - the selling holders may sell the common stock short and deliver the common stock to close out these short positions,

     - the selling holders may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares,

     - the selling holders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling holders.

     In order to comply with the securities laws of various states, the shares of our common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     Ballard, Spahr, Andrews & Ingersoll, LLP, Baltimore, Maryland, will issue an opinion to us regarding matters of Maryland law. Latham & Watkins will issue an opinion to us regarding tax matters described under "Material Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of Health Care Property Investors, Inc. and American Health Properties, Inc. as of December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 593,247 SHARES

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE ON THE PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SHARES ARE SOLD PURSUANT TO THIS PROSPECTUS ON A LATER DATE.

                                JANUARY 26, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

     The estimated expenses, in connection with this offering are estimated as follows:

SEC Registration Fee........................................   4,038.00
Blue Sky fees and expense...................................   5,000.00
Printing and shipping expenses..............................  10,000.00
Legal fees and expenses.....................................  35,000.00
Accounting fees and expenses................................   2,000.00
Transfer agent or trustee fees..............................   1,000.00
Listing Fees................................................   1,000.00
Miscellaneous...............................................   5,000.00
                                                              ---------
  Total.....................................................  63,038.00
                                                              =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our charter (the "Charter") limits the liability of HCPI's directors and officers to HCPI and its stockholders to the fullest extent permitted by the laws of the State of Maryland. Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (1) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (2) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or recision.

     Article X of our Second Amended and Restated Bylaws (the "Bylaws") provides that HCPI shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of HCPI, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of HCPI, or, as a director or officer of HCPI, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise.

     Article X of the Bylaws further provides that HCPI may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses as described in the above paragraph to agents and employees of HCPI.

     Section 2-418 of the Maryland Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (1) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (2) such person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification. The Company has provided for the benefit of its directors and officers, a Directors and Officers Liability Policy.

ITEM 16. EXHIBITS.

  2.1 Agreement and Plan of Merger, dated as of August 4, 1999, between Health Care Property Investors, Inc. and American
      Health Properties, Inc. (incorporated herein by reference to exhibit 2.1 to Health Care Property Investors, Inc.'s
      current report on form 8-K (file no. 001-08895) dated August
      4, 1999).
  3.1 Articles of restatement of Health Care Property Investors,
      Inc. (incorporated herein by reference to exhibit 3.1 to our annual report on form 10-K for the year ending December 31,
      1994).
  3.2 Second amended and restated bylaws of Health Care Property
      Investors, Inc. (incorporated herein by reference to Exhibit
      3.2 of our quarterly report on form 10-Q (File No.
      001-08895) for the period ended March 31, 1999).
  4.1 Rights agreement, dated as of July 5, 1990, between Health
      Care Property Investors, Inc. and Manufacturers Hanover
      Trust Company of California, as rights agent (incorporated herein by reference to exhibit 1 to our registration
      statement on form 8-A (File No. 001-08895), filed with the
      Commission on July 17, 1990).
  4.2 Articles supplementary establishing the terms of the 7 7/8%
      Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference from HCPI's form 8-A (File No.
      001-08895) filed with the SEC on September 25, 1997).
  4.3 Articles supplementary establishing and fixing the rights and preferences of the 8.7% Series B Cumulative Preferred
      Stock (incorporated herein by reference to Exhibit 3.3 of
      HCPI's form 8-A (File No. 001-08895), dated September 2,
      1998).
  4.4 Articles supplementary establishing and fixing the rights and preferences of the 8.60% Series C Cumulative Redeemable
      Preferred Stock (incorporated herein by reference to exhibit
      2.1 to our current report on form 8-K (file no. 001-08895), dated August 4, 1999).
  4.5 Form of Deposit Agreement (including form of Depositary
      Receipt with respect to the Depositary Shares, each
      representing one-one hundredth of a share of Health Care
      Property Investors, Inc. 8.60% Cumulative Redeemable
      Preferred Stock, Series C) dated as of November   , 1999 by
      and among Health Care Property Investors, Inc., ChaseMellon
      Shareholder Services, L.L.C. and the holders from time to
      time of the Depositary Shares described therein
      (incorporated herein by reference to exhibit 4 to our form
      8-A (file no. 001-08895) filed with the Commission on
      November 4, 1999).

  4.6 First Amendment to Rights Agreement dated as of January 28,
      1999 between Health Care Property Investors, Inc. and The
      Bank of New York (incorporated herein by reference to Exhibit 4.7 to Health Care Property Investors, Inc.'s annual report on form 10-K (file no. 001-08895) for the year ended
      December 31, 1998).
  4.7 Registration Rights Agreement dated January 20, 1999 between
      Health Care Property Investors, Inc. and Boyer Castle Dale
      Medical Clinic, L.L.C. (incorporated herein by reference to Exhibit 4.9 to Health Care Property Investors, Inc.'s annual report on form 10-K (file no. 001-08895) for the year ended
      December 31, 1998).*
  5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the validity of the common stock being registered.
  8.1 Opinion of Latham & Watkins regarding tax matters.
 10.1 Amended and Restated Limited Liability Company Agreement of
      HCPI/Utah, LLC, a Delaware limited liability company dated
      January 20, 1999 (incorporated herein by reference to Exhibit 10.16 to Health Care Property Investors, Inc.'s
      Annual Report on Form 10-K for the year ended December 31,
      1998).
 23.1 Consent of Arthur Andersen LLP.
 23.2 Consent of Arthur Andersen LLP.
 23.3 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in exhibit 5.1).
 23.4 Consent of Latham & Watkins (included in exhibit 8.1).
 24.1 Power of Attorney (contained on page II-5).

-------------------------
* This exhibit is identical in all material respects to 13 other documents except for the parties thereto. The parties to these other documents, other than Health Care Property Investors, Inc., were Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Desert Springs, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associates, LTD., Boyer Ogden Medical Associates No. 2, LTD., Boyer Salt Lake Industrial Clinic Associates, LTD., Boyer-St. Mark's Medical Associates, LTD., Boyer McKay-Dee Associates, LTD., Boyer St. Mark's Medical Associates #2, LTD., Boyer Iomega, L.C., Boyer Springville, L.C. and Boyer Primary Care Clinic Associates, LTD. #2.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"):

             (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement.

             (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(A) and (a)(1)(B) above may be contained in periodic reports filed by the registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 27th day of January, 2000.

                                   HEALTH CARE PROPERTY INVESTORS, INC.

                                   By:         /s/ KENNETH B. ROATH
                                      ------------------------------------------
                                                   Kenneth B. Roath
                                               Chairman, President and
                                               Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Kenneth B. Roath and James G. Reynolds, and both or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                      DATE
          ---------                        -----                      ----
    /s/ KENNETH B. ROATH        Chairman, President, Chief      January 27, 2000
-----------------------------      Executive Officer and
      Kenneth B. Roath         Director (Principal Executive
                                         Officer)

    /s/ JAMES G. REYNOLDS         Chief Financial Officer       January 27, 2000
-----------------------------  (Principal Financial Officer)
      James G. Reynolds

      /s/ DEVASIS GHOSE          Senior Vice President and      January 27, 2000
-----------------------------      Treasurer (Principal
        Devasis Ghose               Accounting Officer)

          SIGNATURE                        TITLE                      DATE
          ---------                        -----                      ----
     /s/ PAUL V. COLONY                  Director               January 27, 2000
-----------------------------
       Paul V. Colony

 /s/ ROBERT R. FANNING, JR.              Director               January 27, 2000
-----------------------------
   Robert R. Fanning, Jr.

    /s/ MICHAEL D. MCKEE                 Director               January 27, 2000
-----------------------------
      Michael D. McKee

    /s/ ORVILLE E. MELBY                 Director               January 27, 2000
-----------------------------
      Orville E. Melby

 /s/ HAROLD M. MESSMER, JR.              Director               January 27, 2000
-----------------------------
   Harold M. Messmer, Jr.

     /s/ PETER L. RHEIN                  Director               January 27, 2000
-----------------------------
       Peter L. Rhein

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of August 4, 1999,
          between Health Care Property Investors, Inc. and American
          Health Properties, Inc. (incorporated herein by reference to exhibit 2.1 to Health Care Property Investors, Inc.'s
          current report on form 8-K (file no. 001-08895) dated August
          4, 1999).
  3.1     Articles of restatement of Health Care Property Investors,
          Inc. (incorporated herein by reference to exhibit 3.1 to our annual report on form 10-K for the year ending December 31,
          1994).
  3.2     Second amended and restated bylaws of Health Care Property
          Investors, Inc. (incorporated herein by reference to Exhibit
          3.2 of our quarterly report on form 10-Q (File No.
          001-08895) for the period ended March 31, 1999).
  4.1     Rights agreement, dated as of July 5, 1990, between Health
          Care Property Investors, Inc. and Manufacturers Hanover
          Trust Company of California, as rights agent (incorporated herein by reference to exhibit 1 to our registration
          statement on form 8-A (File No. 001-08895), filed with the
          Commission on July 17, 1990).
  4.2     Articles supplementary establishing the terms of the 7 7/8%
          Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference from HCPI's form 8-A (File No.
          001-08895) filed with the SEC on September 25, 1997).
  4.3     Articles supplementary establishing and fixing the rights
          and preferences of the 8.7% Series B Cumulative Preferred
          Stock (incorporated herein by reference to Exhibit 3.3 of
          HCPI's form 8-A (File No. 001-08895), dated September 2,
          1998).
  4.4     Articles supplementary establishing and fixing the rights
          and preferences of the 8.60% Series C Cumulative Redeemable
          Preferred Stock (incorporated herein by reference to exhibit
          2.1 to our current report on form 8-K (file no. 001-08895), dated August 4, 1999).
  4.5     Form of Deposit Agreement (including form of Depositary
          Receipt with respect to the Depositary Shares, each
          representing one-one hundredth of a share of Health Care
          Property Investors, Inc. 8.60% Cumulative Redeemable
          Preferred Stock, Series C) dated as of November   , 1999 by
          and among Health Care Property Investors, Inc., ChaseMellon
          Shareholder Services, L.L.C. and the holders from time to
          time of the Depositary Shares described therein
          (incorporated herein by reference to exhibit 4 to our form
          8-A (file no. 001-08895) filed with the Commission on
          November 4, 1999).
  4.6     First Amendment to Rights Agreement dated as of January 28,
          1999 between Health Care Property Investors, Inc. and The
          Bank of New York (incorporated herein by reference to
          Exhibit 4.7 to Health Care Property Investors, Inc.'s annual report on form 10-K (file no. 001-08895) for the year ended
          December 31, 1998).
  4.7     Registration Rights Agreement dated January 20, 1999 between
          Health Care Property Investors, Inc. and Boyer Castle Dale
          Medical Clinic, L.L.C. (incorporated herein by reference to
          Exhibit 4.9 to Health Care Property Investors, Inc.'s annual report on form 10-K (file no. 001-08895) for the year ended
          December 31, 1998).*
  5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
          validity of the common stock being registered.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  8.1     Opinion of Latham & Watkins regarding tax matters.
 10.1     Amended and Restated Limited Liability Company Agreement of
          HCPI/Utah, LLC, a Delaware limited liability company dated
          January 20, 1999 (incorporated herein by reference to
          Exhibit 10.16 to Health Care Property Investors, Inc.'s
          Annual Report on Form 10-K for the year ended December 31,
          1998).
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in exhibit 5.1).
 23.4     Consent of Latham & Watkins (included in exhibit 8.1).
 24.1     Power of Attorney (contained on page II-5).

-------------------------
* This exhibit is identical in all material respects to 13 other documents except for the parties thereto. The parties to these other documents, other than Health Care Property Investors, Inc., were Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Desert Springs, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associates, LTD., Boyer Ogden Medical Associates No. 2, LTD., Boyer Salt Lake Industrial Clinic Associates, LTD., Boyer-St. Mark's Medical Associates, LTD., Boyer McKay-Dee Associates, LTD., Boyer St. Mark's Medical Associates #2, LTD., Boyer Iomega, L.C., Boyer Springville, L.C. and Boyer Primary Care Clinic Associates, LTD. #2.